Exhibit 10.5

[EXPLANATORY NOTE: CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE SYMBOL “[**]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.]

MASTER SALES AGENCY AGREEMENT

THIS MASTER SALES AGENCY AGREEMENT is made the 3rd day of May, 2002 (the “Commencement Date”).

BETWEEN:

1.  UNILEVER N.V., a company incorporated in The Netherlands whose registered office is at Weena 455, 3013 AL Rotterdam, The Netherlands (“Unilever N.V.”);

2.  UNILEVER PLC, a company incorporated in England and Wales whose registered office is at Port Sunlight, Wirral, Merseyside CH62 4UJ, United Kingdom (“Unilever PLC” and, together with Unilever N.V., the “Unilever Parties”); and

3.  S.C. JOHNSON COMMERCIAL MARKETS, INC., a company incorporated in Delaware whose principal place of business is at 8310 16th Street, Sturtevant, Wisconsin, 53177-0902, USA (“CMI”).

WHEREAS:

(A)  On the date hereof, Johnson Professional Holdings, Inc., CMI and/or certain of their Affiliates purchased the DiverseyLever Business from the Unilever Parties and certain of their Affiliates pursuant to a Purchase Agreement, dated 20 November, 2001 (the “Purchase Agreement”), by and among Johnson Professional Holdings, Inc., CMI and Conopco, Inc.

(B)  Prior to the date hereof, the Unilever Affiliates and their agents sold various Unilever Consumer Brands Products, including the Products, through the DiverseyLever Business (the “Business”).

(C)  The Unilever Affiliates wish to appoint the CMI Affiliates to act as their agents in respect of the promotion and sale of the Products to Customers on their behalf on the terms and conditions of this agreement.

(D)  The CMI Affiliates wish to act as agents of the Unilever Affiliates in respect of the promotion and sale of the Products to Customers on behalf of the Unilever Affiliates on the terms and conditions of this agreement.

NOW IT IS AGREED:

1.    INTERPRETATION

The provisions of schedules 1-10 are incorporated by reference herein and shall be deemed to be a part of this agreement.

2.    CAPACITY

2.1  The Unilever Parties are entering into this agreement for themselves and as agent for each Unilever Affiliate and CMI is entering into this agreement for itself and as agent for each CMI Affiliate. Where, as of the execution of this agreement, the Unilever Parties or CMI are not authorised on behalf of any of their respective Affiliates so to enter into this agreement, the Unilever Parties or CMI (as the case may be) shall obtain from such Affiliates as promptly as reasonably practicable ratification of their entry into this agreement on behalf of such Affiliates.

2.2  Where in this agreement a Unilever Affiliate or a CMI Affiliate is expressed to have an obligation, the expression of that obligation shall be construed as the Unilever Parties or CMI (as the case may be) agreeing on behalf of the relevant Unilever Affiliate or CMI Affiliate to assume such obligation.

2.3  Notwithstanding any other provision of this agreement:

(A)  the Unilever Parties shall procure, as regards any Unilever Affiliate and its Territory, that such Unilever Affiliate complies with its obligations under this agreement; and

(B)  CMI shall procure, as regards any CMI Affiliate and its Territory, that such CMI Affiliate complies with its obligations under this agreement.

3.    APPOINTMENT OF AGENTS

3.1  Subject to the provisos below and without prejudice to clause 5.16(E) and 13.1:

(A)  each Unilever Affiliate hereby appoints the CMI Affiliate set out in the table in schedule 2 relating to its Territory to be its sole and exclusive agent in the Area for (a) the promotion and sale of the Products to Customers in the Area, and (b) the provision of after-sales technical support and customer care to Customers in the Area, in each such case on the terms and conditions of this agreement;

(B)  save as otherwise provided in sub-paragraph (C) below, the Unilever Parties and each of their respective Affiliates agree that during the continuance of this agreement none of them will, directly or indirectly, appoint, engage, authorise or instruct any other person anywhere in the world as their distributor of or agent for the promotion or sale of, and they shall not otherwise promote or sell, the Unilever Shared Brands Products in the Area; and

(C)  The Unilever Parties will not, and the Unilever Parties shall procure that no member of the Unilever Group, including the Unilever Affiliates hereunder shall market, distribute or sell any Unilever Shared Brands Product in the Area (and shall not directly or indirectly appoint, engage, authorise or instruct any other person anywhere in the world as their distributor of or agent for the promotion or sale of Unilever Shared Brands Products in the Area), otherwise than pursuant to this agreement, from the Commencement Date of this agreement for five years or until this agreement terminates in its entirety in accordance with its terms, whichever is earlier or, with respect to a Territory, until this agreement terminates in that Territory in accordance with its terms. Notwithstanding the foregoing, the above obligations shall not apply to any product proposed by the Unilever Group pursuant to clause 5.2(B)(ii) and with respect to which the relevant CMI Affiliate has withheld the giving of its consent in accordance with such clause or withheld or unreasonably delayed the giving of its consent in contravention of such clause.

3.2  Each CMI Affiliate shall, in order to perform its duties, be entitled to use, in its sole discretion, its delivery network.

3.3  For the avoidance of doubt, the Unilever Affiliate and the CMI Affiliate in any Territory may deal direct with one another under this agreement without reference to the Unilever Parties, CMI, any other Unilever Affiliate or any other CMI Affiliate.

3.4  (A) Notwithstanding any other provision of this agreement, neither the Unilever Parties nor any of their respective Affiliates shall have any liability to CMI or any of its Affiliates for the promotion of or sales of the Products to Customers in the Area by:

(i)  third parties over which neither of the Unilever Parties nor any of their respective Affiliates has any control;

(ii)  distributors or agents of any member of the Unilever Group in territories outside the Area, where the relevant member of the Unilever Group (or any other person on its behalf) has used reasonable endeavours to procure that such distributor or agent should not so promote or sell Products; or

(iii)  any distributor or agent of the Unilever Parties or any of their respective Affiliates or by the Unilever Parties or any such Affiliates where (in the case of sales) such sales were not solicited by such distributor or agent or the Unilever Parties or their respective Affiliates,

PROVIDED THAT nothing in this clause shall release any Unilever Affiliate from its obligations under either clause 7.10(D), 7.10(E) or clause 13.1(B).

(B)  Notwithstanding any other provision of this agreement, neither CMI nor any of its Affiliates shall have any liability to the Unilever Parties or any of their respective Affiliates for the promotion of or sales of the Products to Customers by:

(i)  third parties (whether within or outside the Area) over which neither CMI nor any of its Affiliates has any control;

(ii)  distributors or agents of CMI or any of its Affiliates outside the Area where the relevant member of CMI’s Group (or any other person on its behalf) has used reasonable endeavours to procure that such distributor or agent should not so promote or sell Products; or

(iii)  any distributor or agent of CMI or any of its Affiliates or by CMI or any such Affiliates where (in the case of sales) such sales to Customers were outside the Area and were not solicited by such distributor or agent or CMI or any of its Affiliates PROVIDED THAT nothing in this clause shall release any CMI Affiliate from its obligations under clause 13.4.

3.5  Nothing in this agreement shall prohibit the Unilever Parties or any of their respective Affiliates from conducting bona fide negotiations, at any time either after the giving of notice by or on behalf of the Unilever Parties and their respective Affiliates to terminate this agreement (whether as a whole or as regards only one or more specified Territories) in accordance with its terms or in the last six months of the term (including any renewal term, in the event that any may be agreed between the parties) of this agreement (as the case may be), with any third party in relation to the appointment of such third party or any one or more of its Affiliates as agent of the Unilever Affiliates in place of the CMI Affiliates in all or any part of the Area following termination of the appointment of the CMI Affiliates under this agreement.

4.    ARRANGEMENTS IN EACH TERRITORY

4.1  The parties have agreed that for local law purposes the CMI Affiliate and the Unilever Affiliate in each Territory will enter into one or more agreements for (a) the appointment of such CMI Affiliate as the agent of such Unilever Affiliate (on the terms and conditions of this agreement) (an “Agency Appointment”), or (b) where an Agency Appointment shall conflict with or violate local law in the territory in which the Agency Appointment is proposed to be made, the appointment of the CMI Affiliate in such other capacity as shall satisfy the requirements of Applicable Law, including appointment as a distributor (a “Distributor Appointment”). The Agency Appointments and Distributor Appointments shall, where practicable, have been made prior to the date of this Agreement, but where not so made, shall be made as soon as practicable after the date hereof. In respect of each such Territory, and to the extent that any such agreement shall not have been entered into at or about the time at which this agreement is entered into, on and after the date of this agreement the relevant CMI Affiliate and the relevant Unilever Affiliate shall negotiate with a view to agreeing and entering into for such Territory as soon as reasonably practicable an agreement for such appointment. Without prejudice to the foregoing obligations of the CMI Affiliates and the Unilever Affiliates, no Unilever Affiliate shall enter into any such agreement unless the Unilever Parties have given their prior written consent to the terms of such agreement and no CMI Affiliate shall enter into any such agreement unless CMI has given its prior written consent to such terms. The terms of any such agreement shall so far as possible be consistent with the terms of this agreement and, where applicable, shall be the minimum necessary to comply with any relevant requirements of local law. However, and notwithstanding the terms of any such agreement, such CMI Affiliate and such Unilever Affiliate shall procure (if necessary, by arrangements to operate outside the relevant Territory and to be agreed in writing) that such appointment, including any Distributor Appointment, shall for all purposes (other than those of applicable local law) be given economic and practical effect as if such agreement had not been entered into and as if the terms of this agreement prevailed to the extent of any conflict. For the avoidance of doubt, pursuant to such agreements in certain Territories, title to Products shall be deemed to vest in the relevant CMI Affiliate immediately prior to the sale of such Products to Customers, PROVIDED THAT such CMI Affiliate and the relevant Unilever Affiliate shall procure (if necessary, by arrangements to operate outside the relevant Territories and to be agreed in writing) that the appointment in such Territories shall for all purposes (other than those of applicable local law) be given economic and practical effect as if such agreements had not been entered into.

4.2  Each CMI Affiliate acknowledges that the arrangements contemplated under this agreement may not fulfil the tax objectives of the relevant Unilever Affiliate in any Territory and agrees that, if such Unilever Affiliate notifies the relevant CMI Affiliate in such Territory that the arrangements in such Territory will not fulfil such tax objectives, such CMI Affiliate will, after due consultation with such Unilever Affiliate in which consultation such Unilever Affiliate shall take into account any reasonable objections raised by such CMI Affiliate to any proposed changes, make such changes to the arrangements as such Unilever Affiliate may reasonably request in order to achieve such tax objectives, subject to the Unilever Parties indemnifying (on behalf of themselves and such Unilever Affiliate) CMI and such CMI Affiliate against any liabilities, costs and detriment suffered by CMI or such CMI Affiliate as a result of such change, PROVIDED however that nothing in this clause 4.2 shall entitle any Unilever Affiliate to alter any Agency Fee or Additional Agency Fee.

4.3  Each Unilever Affiliate acknowledges that the arrangements contemplated under this agreement may not fulfil the tax objectives of the relevant CMI Affiliate in any Territory and agrees that, if such CMI Affiliate notifies the relevant Unilever Affiliate in such Territory that the arrangements in such Territory will not fulfil such tax objectives, such Unilever Affiliate will, after due consultation with such CMI Affiliate in which consultation such CMI Affiliate shall take into account any reasonable objections raised by such Unilever Affiliate to any proposed changes, make such changes to the arrangements as such CMI Affiliate may reasonably request in order to achieve such tax objectives, subject to CMI indemnifying (on behalf of itself and such CMI Affiliate) the Unilever Parties and such Unilever Affiliate against any liabilities, costs and detriment suffered by the Unilever Parties or such Unilever Affiliate as a result of such change, PROVIDED however that nothing in this clause 4.3 shall entitle any CMI Affiliate to alter any Agency Fee or Additional Agency Fee.

4.4  Notwithstanding any other provision herein, this agreement shall not be effective as to, or binding on, any Unilever Affiliate or CMI Affiliate in any Territory whose Companies are subject to a Delayed Closing until such Delayed Closing occurs.

5.    SCOPE OF AGENCY

5.1  (A) CMI or the applicable CMI Affiliate shall promote the Products to Customers, identify potential sales opportunities for the sale of the Products to Customers, solicit sales of the Products on behalf of the Unilever Affiliates to Customers and generally act as the representative of the Unilever Affiliates in the Area, in each case with a view to the promotion and sale of the Products only to Customers.

(B)  In respect of the promotion and sale of the Products to Customers (but not otherwise), CMI or the applicable CMI Affiliate may (in each such case, as agent for the relevant Unilever Affiliate) enter into contracts in their own names or in the name of the relevant Unilever Affiliate.

5.2  (A) The Unilever Affiliate in any Territory may at any time and at its sole discretion (subject to the conditions specified in this clause 5.2 and clause 5.16 and to giving not less than 12 weeks’ prior written notice to the relevant CMI Affiliate):

(i)  subject to clause 5.2(B), add products to the Products or otherwise extend the range of Products;

(ii)  whether as a result of any discontinuance of manufacture or otherwise, remove products from the Products;

(iii)  without prejudice to sub-paragraph (i) above, change the specification, formulation, packaging, appearance or any other feature of any Product and/or the positioning of or claims made for any such Product; or

(iv)  without prejudice to sub-paragraph (i) above, change the brand or brand name under which any of the Products are promoted or sold under this agreement.

In the event that the relevant Unilever Affiliate makes a change pursuant to one of either sub-paragraph (iii) or sub-paragraph (iv) above in respect of a Product and then makes a further change to such Product under the other of such sub-paragraphs (iii) and (iv) within twelve calendar months of the first such change, such changes (together) shall be deemed to be a single change falling within sub-paragraph (i) above.

(B)  Subject to clause 5.16, as regards any product to be added to the Products or any extension otherwise of the range of Products, the relevant Unilever Affiliate may:

(i)  at any time, add to the Products or otherwise extend the range of Products to include any product sold under a then current Unilever Consumer Brand which performs the same or substantially the same function as any Product; and

(ii)  with the prior written approval of the relevant CMI Affiliate (such approval not to be unreasonably withheld or unreasonably delayed), add to the Products or otherwise extend the range of Products to include any other product.

(C)  Prior to giving any notice pursuant to clause 5.2(A), the relevant Unilever Affiliate and the relevant CMI Affiliate shall discuss in good faith the action which such Unilever Affiliate proposes to take and such CMI Affiliate shall provide such Unilever Affiliate with details of any adverse effects known to such CMI Affiliate which the action such Unilever Affiliate proposes to take may give rise to including, without limitation, breaching the terms of any relevant contracts with Customers, the obsolescence of any stock held by such CMI Affiliate and any cost implications for such Unilever Affiliate. The failure of a Unilever Affiliate to give the notice addressed in the first sentence of clause 5.2(A) shall not prejudice any rights which CMI or the applicable CMI Affiliate are given under this clause 5.2.

(D)  Upon the removal of any Products in accordance with clause 5.2(A)(ii) above or clause 7.6 below, the relevant CMI Affiliate may submit a final order for its reasonable requirements of the Products then subject to the removal or discontinuation, and the relevant Unilever Affiliate shall use all reasonable endeavours to supply, or procure the supply of, such requirements as soon as commercially practicable after the date of final order.

5.3  (A) The Unilever Affiliate in each Territory shall determine for such Territory and notify the CMI Affiliate in such Territory of:

(i)  the advertising strategy (if any) for the Products;

(ii)  the promotional strategy (if any) for the Products (including the material to be used in the execution of any such strategy); and

(iii)  the Marketing Mix (if any) of the Products to be adopted for promotion and sales of the Products to Customers or types of Customer,

and shall keep the CMI Affiliate in such Territory informed of any material developments in those areas which affect the ability of such CMI Affiliate to perform its obligations under this agreement.

(B)  Each such advertising strategy, promotional strategy and Marketing Mix (if any) determined from time to time for the Products in a Territory and communicated to the CMI Affiliate in such Territory shall be implemented by such CMI Affiliate to the extent (if any) required (including, without limitation, at any meetings of the kind referred to in clause 6.17) in the performance of its agency duties under this Agreement (and subject to the provisions of clause 5.4 below).

(C)  The CMI Affiliate in any such Territory may at any time make suggestions to the Unilever Affiliate in such Territory as to the advertising strategy and promotional strategy for and Marketing Mix of the Products in such Territory.

(D)  For the avoidance of doubt, nothing in this agreement shall require the Unilever Parties or any of their respective Affiliates to advertise or promote any of the Products in any Territory.

5.4  The Unilever Affiliate in each Territory shall (subject to the provisions of this agreement) bear, or shall procure that another Unilever Affiliate shall bear, all costs and expenses in such Territory relating to:

(A)  advertising (both general and trade) of the Products; and

(B)  ad hoc price promotions of any Products,

and all other trade promotion payments made in relation to the Products in such Territory.

5.5  (A) In the event that the CMI Affiliate in any Territory incurs any costs or expenses of the kinds referred to in clause 5.4 which are consistent with the Budget (as communicated at meetings of the kind referred to in clause 6.17) applicable at such time to such Territory, the Unilever Affiliate in such Territory shall reimburse such CMI Affiliate for such costs and expenses. Notwithstanding any other provision herein, no CMI Affiliate shall be required to spend any amounts that are in excess of or inconsistent with the Budget on the advertising and promotional matters referred to in clause 5.4 unless (i) it so elects, in which case such CMI Affiliate shall have no entitlement to reimbursement in respect of any such excess or inconsistent amounts, or (ii) it receives a written directive to so spend from the applicable Unilever Affiliate, in which case such Unilever Affiliate shall promptly reimburse the CMI Affiliate for the excess or inconsistent amount spent.

(B) Any such reimbursement may be settled by the deduction of the relevant amounts from any amount in respect of Net Proceeds of Sale otherwise payable by such CMI Affiliate to the Unilever Affiliate in its Territory from time to time, subject to such CMI Affiliate having previously provided such Unilever Affiliate with an invoice for and reasonable evidence of the amount and nature of any such costs and expenses and their consistency with the applicable Budget.

5.6  All written material, labels, posters and other material:

(A)  intended to be used in promoting the Products; or

(B)  bearing or using any of the Trade Marks,

and, in either case, produced or used by any CMI Affiliate (and not provided by the Unilever Parties or any Unilever Affiliate) shall be consistent with any applicable Brand Key and Category Strategy unless the Unilever Affiliate in the relevant Territory shall have previously agreed in writing to the contrary. The CMI Affiliate in such Territory shall from time to time on reasonable request provide a copy of all such material to the Unilever Affiliate in such Territory. The Unilever Affiliate in the relevant Territory may by written notice to the relevant CMI Affiliate in such Territory require such CMI Affiliate to:

(A)  make such changes to any such material that does not comply with this clause 5.6 as such Unilever Affiliate may reasonably specify in such notice; or

(B)  cease using any such material that does not comply with this clause 5.6,

in either such case within a reasonable period of time from receipt of such written notice. For the avoidance of doubt, any such material provided to a CMI Affiliate by the Unilever Affiliate in its Territory shall be deemed to be consistent with any such Brand Key and Category Strategy unless (i) such Unilever Affiliate notifies such CMI Affiliate to the contrary, or (ii) such material is modified, altered, tampered with or otherwise changed in any way.

5.7  No CMI Affiliate in any Territory shall without the prior written consent of the Unilever Affiliate in such Territory quote to any Customer a price, discount, Prebate or rebate outside the range of prices, discounts, Prebates and rebates for the Products contained on a written list previously sent (and applicable to the relevant Customer) by such Unilever Affiliate to the CMI Affiliate in such Territory or valid for a period longer than that specified in such written list in relation to any such price, discount, Prebate or rebate (the “Price Range”). For this purpose (and for the avoidance of doubt), any such price, discount, Prebate or rebate shall only be valid and effective for the period specified in such written list or, if later, unless and until such Unilever Affiliate provides such CMI Affiliate with a replacement Price Range (pending receipt of which, the relevant CMI Affiliate may quote to any Customer from the earlier Price Range and such earlier Price Range shall remain valid and effective). When drawing up Price Ranges from time to time, such Unilever Affiliate shall have regard to then current prices charged by such Unilever Affiliate for consumer products similar to the Products in the relevant Territory and need not specify a maximum limit on prices. Neither CMI nor any CMI Affiliate shall be liable to the Unilever Parties or any Unilever Affiliate for any failure to sell or promote Products for which a Price Range has not been provided to CMI or such CMI Affiliate by the relevant Unilever Affiliate.

5.8  Unless otherwise agreed in writing between the local CMI Affiliate and the local Unilever Affiliate, should the Unilever Affiliate in any Territory give its prior written consent to the CMI Affiliate in such Territory quoting a price, discount, Prebate or rebate outside the Price Range, any such price, discount, Prebate or rebate agreed by such Unilever Affiliate may only be quoted in respect of orders to be received by such CMI Affiliate after the date of such Unilever Affiliate’s written consent and subject always to such Unilever Affiliate’s right to change such price, discount, Prebate or rebate in respect of future orders, as provided in clause 5.9 below. Such price, discount, Prebate or rebate shall not apply to orders received by such CMI Affiliate prior to the date of such Unilever Affiliate’s written consent, which orders shall be invoiced within the Price Range, even if goods relating to those orders are despatched by the relevant CMI Affiliate after the date of such Unilever Affiliate’s written consent. Neither CMI nor any CMI Affiliate shall be liable or otherwise have any obligation to the Unilever Parties or any Unilever Affiliate for any failure to sell or promote Products for which a Price Range has not been provided to CMI or such CMI Affiliate.

5.9  The Unilever Affiliate in any Territory may at its sole discretion at any time change any of the prices, discounts, Prebates or rebates to be quoted in respect of the Products offered for sale in such Territory. Such Unilever Affiliate shall give the CMI Affiliate in such Territory 45 Business Days’ prior written notice of its intention to change any such price, discount, Prebate or rebate and no such change to prices, discounts, Prebates or rebates shall be specified as taking effect prior to the date of such written notice. In the event that any such price, discount, Prebate or rebate would cause a CMI Affiliate to breach any agreement with a Customer that exists as of the Commencement Date, such CMI Affiliate shall notify the relevant Unilever Affiliate within 15 Business Days of such circumstance. Thereafter, such CMI Affiliate and such Unilever Affiliate shall consult in good faith regarding reasonable resolutions of such circumstance.

5.10  When quoting a price, discount, Prebate or rebate for a Product to a Customer, each CMI Affiliate shall have regard to the period of time for which such price, discount, Prebate or rebate will remain valid after the time of such quote and shall use reasonable endeavours to ensure that where an order is placed for any such Product during such period, delivery of such Product to the Customer shall take place either during such period or without undue delay following the expiry of such period.

5.11  Without prejudice to clause 6.7(B), neither CMI nor any CMI Affiliate shall, without the prior written consent of the Unilever Parties, commit any Unilever Affiliate after the date of this agreement to any contract with a Customer:

(A)  which would terminate later than the expiry of this agreement (or, where notice of earlier termination of this agreement has been given to the local CMI Affiliate on or before the time a commitment has been made in relation to any one or more Territories, later in any such Territory than the date of such earlier termination); or

(B)  of a duration exceeding twenty-four months during the first three years of this agreement or, thereafter, exceeding twelve calendar months which (in either such case) is not terminable by the relevant Unilever Affiliate on six months’ notice or less; or

(C)  which applies to more than five Territories; or

(D)  which relates to anticipated Net Proceeds of Sale with respect to such Customer for any calendar year in excess of €3 million.

5.12  Save to the extent permitted by terms and conditions of business which comply in all respects with clause 6.7(B) or otherwise with the prior written consent of the Unilever Parties, neither CMI nor any of its Affiliates shall pledge the credit of the Unilever Parties or any of their respective Affiliates or extend credit to Customers or any other person.

5.13  Neither CMI nor any of its Affiliates shall give any warranties (other than any warranties implied by local law in the relevant jurisdiction or any warranties contained in terms and conditions of business which comply in all respects with clause 6.7(B)) on behalf of the Unilever Parties or any of their respective Affiliates or incur any liabilities on behalf of the Unilever Parties or any of their respective Affiliates or in any way seek to bind the Unilever Parties or any of their respective Affiliates, in any such case outside the scope of CMI’s appointment and the appointment of its Affiliates as agents of the Unilever Affiliates on the terms and conditions of this agreement.

5.14  The parties acknowledge that from time to time the CMI Affiliate in any Territory may make suggestions to the Unilever Parties or to the Unilever Affiliate in such Territory concerning the strategy to be adopted for the promotion and sale of the Products.

5.15  The Unilever Affiliate in each Territory shall have the right, once in each calendar year and upon reasonable advance notice to the relevant CMI Affiliate, to contact each then current Customer in such Territory to discuss issues relating to their customer/supplier relationship.

5.16  Notwithstanding any other provision in this agreement:

(A)  In no event will CMI be required to market Products under this agreement that would violate CMI’s agreements with SCJ, including but not limited to the following:

(i)  Restricted Accounts.    In no event will CMI be required to sell any Products in any channels of trade other than Industrial Channels of Trade and Permitted Cross–Over Channels of Trade for more than six months after Closing.

(ii)  Restricted Products.    In no event will CMI be required to sell any Restricted Products in any channels of trade other than the Industrial Channels of Trade after the later of six months after Closing and the date immediately prior to the date on which CMI is prohibited from making such sales in accordance with CMI’s agreements with SCJ.

PROVIDED, HOWEVER, that CMI and Unilever understand that no sales referred to in clauses 5.16(A)(i) or (ii) shall be made except to the extent such sales are consistent with CMI’s agreements with SCJ.

All sales of Products falling into either (i) or (ii) above are the “Ex-Agency Sales”.

(B)  From time to time after the date of this agreement and until this agreement terminates in its entirety, CMI may determine, in its reasonable discretion with respect to a Territory, that sales of Products already existing under this agreement (each, an “Existing Product”), or sales of products that could become a “Product” under this agreement pursuant to the operation of clause 5.2(B) (each, a “Proposed Product”) have or will become Ex-Agency Sales (as defined in sub-clause (A) above) for such Territory.

(C)  If CMI determines in accordance with sub-clause (B) above that sales of an Existing Product have or will become Ex-Agency Sales in a Territory, CMI shall promptly notify the Unilever Parties and, at a time mutually agreed in writing, but in no event later than 45 days after the giving of such notice, CMI and the CMI Affiliates shall, from such time forward, no longer have any obligations hereunder to make sales that have or will become Ex-Agency Sales in such Territory.

(D)  If CMI determines in accordance with sub-clause (B) above that sales of a Proposed Product could constitute Ex-Agency Sales in a Territory, CMI shall promptly notify the Unilever Parties and, from the date of such notice, the Proposed Product will become a “Product” hereunder, but neither CMI nor any CMI Affiliates shall be obligated hereunder to make Ex-Agency Sales with respect to such Product in such Territory.

(E)  Without prejudice to the generality of the exclusivity provision in clause 3.1(C), such exclusivity provision will not apply to Ex-Agency Sales.

(F)  Notwithstanding anything to the contrary in this clause 5.16:

(i)  Following finalization of schedule 9 (including confirmation from SCJ that such schedule 9 does not include any consumer accounts), CMI and its Affiliates shall not amend such schedule 9 to remove any of the Permitted Cross-Over Channels of Trade from such schedule during the initial term of this agreement (but not including any extensions); PROVIDED, HOWEVER, that if any change of business of any Permitted Cross-Over Channel of Trade occurs after the date of this agreement as a result of which such Permitted Cross-Over Channel of Trade ceases to be a Cross-Over Channel of Trade (and does not become an Industrial Channel of Trade), CMI and its Affiliates may, on six months’ prior written notice to the Unilever Parties, remove such Permitted Cross-Over Channel of Trade from such schedule during the initial term of this agreement.

(ii)  CMI and its Affiliates shall not designate as a Restricted Product, at any time during the initial term of this agreement (but not including any extensions), any product that uses a brand name listed on Part B of schedule 8 that was, as of the date of the Purchase Agreement, marketed under such brand name in the product categories listed on Part B of schedule 8.

(iii)  CMI may from time to time notify the Unilever Parties in writing that certain products that are Restricted Products may nevertheless be sold by the relevant CMI Affiliate into certain Permitted Cross-Over Channels of Trade (by country, by product). Thereafter, any relevant Unilever Affiliate may add such products to the Products to be sold into such Permitted Cross-Over Channels of Trade (“Exempt Sales”). Exempt Sales shall not constitute “Ex-Agency Sales”. CMI may thereafter notify the Unilever Parties that (in accordance with CMI’s agreements with SCJ) CMI is not permitted to continue any Exempt Sales, and CMI will be entitled to discontinue such Exempt Sales within six months of such notification.

5.17  Buying Agent

(A)  This clause 5.17 applies to the extent agreed between the Unilever Affiliate and the CMI Affiliate in any Territory from time to time, including in the following Territories: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Kenya, Netherlands, Portugal, Spain, Sweden, Switzerland, UK, Russia and Romania.

(B)  Each relevant CMI Affiliate shall manage on behalf of the relevant Unilever Affiliate supply chain relationships of such Unilever Affiliate relating to purchases of Products by such Unilever Affiliate (for on-sale to Customers under this agreement) from:

(i)  other members of the Unilever Group; and/or

(ii)  all other third party suppliers (including, for the avoidance of doubt, other members of CMI’s Group);

in each case, consistent with the past practices of such CMI Affiliate and/or the DiverseyLever Business in the Territory, as applicable.

(C)  Without prejudice to the generality of clause 5.17(B), such CMI Affiliate shall (on behalf of the relevant Unilever Affiliate):

(i)  place orders for and (where relevant) forecast demand for Products;

(ii)  check stock on delivery and record stock receipts and reconcile them to invoices;

(iii)  resolve relevant discrepancies; and

(iv)  settle invoices from any such suppliers relating to purchases of Products in accordance with agreed credit terms. For supplies from other members of the Unilever Group and from other members of CMI’s Group, invoices shall be settled by the end of the month following the month in which the invoice was generated.

(D)  In the event that the CMI Affiliate in any Territory is required to make any payment (on behalf of the relevant Unilever Affiliate) to any relevant supplier of Products to settle an invoice of the kind referred to in clause 5.17(C)(iv), the Unilever Affiliate in such Territory shall reimburse such CMI Affiliate for all such costs and expenses, including, subject to clause 22(B), VAT, sales tax or duty. Any such reimbursement shall be settled by the end of the month following the month in which such CMI Affiliate provides such Unilever Affiliate with an invoice for and reasonable evidence of the amount and nature of any such payment. If such CMI Affiliate is required to settle invoices from any third-party supplier significantly earlier than the end of the month following the month in which such invoices are sent, such Unilever Affiliate and such CMI Affiliate shall agree, in good faith, separate reimbursement arrangements. For the avoidance of doubt, the intent of this sub-clause is that all arrangements made under this clause 5.17 shall be cash-neutral for such CMI Affiliate, and if such CMI Affiliate shall not have been reimbursed by the date on which the CMI Affiliate is required to settle the relevant invoice of the kind referred to in clause 5.17(C)(iv), it may withhold the amounts due from any subsequent payment of Net Proceeds of Sale to the relevant Unilever Affiliate.

(E)  Notwithstanding the other provisions of this clause 5.17, the parties intend that:

(i)  save as provided in clause 5.17(F), all contracts for the supply of Products to any Unilever Affiliate (for on-sale to Customers under this agreement) should be between such Unilever Affiliate and such supplier and, for the avoidance of doubt, no CMI Affiliate should be a party to any such contracts;

(ii)  unless otherwise agreed in any Territory, invoices submitted by suppliers to the relevant Unilever Affiliate pursuant to any such contract should be in the name of such Unilever Affiliate.

(F)  Nothing in this clause 5.17 shall affect the obligations of any member of CMI’s Group or any member of the Unilever Group under the Supply Agreements.

6.    OBLIGATIONS OF THE AGENTS

6.1    General

The CMI Affiliates shall, during the continuance of this agreement, at all times act dutifully and in good faith toward the Unilever Parties and their respective Affiliates in relation to the Products and in particular (but without limitation) shall:

(A)  use commercially reasonable and proper efforts to promote and market the Products to Customers and prospective Customers;

(B)  solicit Customers for the Products in the name and on behalf of the applicable Unilever Affiliate and fulfil such orders, subject to the fulfilment by such Unilever Affiliate of its obligations under clause 7.5;

(C)  administer the sales it makes under this agreement, including invoicing Customers, collecting receivables and paying Net Proceeds of Sale (less the Agency Fee and certain other costs as described herein) to the Unilever Parties or the applicable Unilever Affiliate;

(D)  subject to any directions, orders or instructions that the Unilever Parties or the relevant Unilever Affiliates may from time to time properly and reasonably give, perform its duties hereunder in accordance with the terms and conditions of this agreement; and

(E)  provide (directly or indirectly) to Customers all necessary after-sales technical support and customer care relating to the Products, of the kind and to a level and response times which are at least as good as that of such support and care (if any) provided to similar Customers by persons who were then Affiliates of the Unilever Parties in the six months prior to the date of this agreement.

The parties acknowledge that, in assessing whether the CMI Affiliates shall have fulfilled such above obligations, as well as those obligations under clause 6.5, regard shall be had to:

(i)  the companies and assets acquired by members of CMI’s Group pursuant to the Purchase Agreement;

(ii)  the manner in which the Unilever Consumer Brands Business was carried on immediately prior to the date of this agreement, and

(iii)  all other relevant circumstances including, without limitation, the passage of time since the date of, and the evolution of the business of CMI and its Affiliates carried on pursuant to, this agreement, provided, however, that any failure by a CMI Affiliate to fulfil any such obligation that is caused by a breach by the Unilever Parties of their obligations under the Transition Services Agreement shall not be deemed a breach by such CMI Affiliate of any terms hereunder.

6.2  Each CMI Affiliate shall keep up-to-date records of Customers, including name, location, details of discussions, state of progress, names and positions of Customer personnel.

6.3    Reporting

(A)  Each CMI Affiliate shall send to the Unilever Affiliate in its Territory as soon as reasonably practicable (and in any event no later than the tenth Business Day of each calendar month) the financial and accounting information specified in schedule 3 in respect of the preceding calendar month (or other period agreed between such CMI Affiliate and such Unilever Affiliate for such purpose).

(B)  Each CMI Affiliate shall, save where and to the extent such CMI Affiliate shall have agreed to the contrary with the Unilever Affiliate in the relevant Territory:

(i)  send to the Unilever Affiliate in its Territory as soon as reasonably practicable and in any event no later than the tenth Business Day of each calendar month an analysis of the stock of each Product known to such CMI Affiliate to have been lost or damaged during the preceding calendar month (or other period agreed between such CMI Affiliate and such Unilever Affiliate for such purpose) while under the control of CMI or any of its Affiliates on behalf of the relevant Unilever Affiliate;

(ii)  keep the Unilever Affiliate in its Territory reasonably informed of any information relating to sales of Products to Customers in the Territory which may come to the attention of CMI or the CMI Affiliate in such Territory and which may assist or prejudice the Unilever Parties and their respective Affiliates in developing the market for the Products in such Territory including, without limitation, trading conditions, trading terms and methods of business in the Area, in each such case to the extent such information is publicly available or otherwise generally available to participants in the same industry as the Unilever Parties and CMI;

(iii)  keep the Unilever Affiliate in its Territory regularly informed of all new and material regulations affecting the promotion, distribution and sale of the Products in or into such Territory; provided that any breach of this provision by any CMI Affiliate shall not prejudice such CMI Affiliate’s or CMI’s right to indemnification hereunder in accordance with clause 16.2; and

(iv)  permit the Unilever Affiliate in its Territory and its Representatives to have reasonable access to and inspect and/or copy the books and records of the relevant CMI Affiliate and things material to the promotion and sale of the Products to the extent that such access, inspection and copies are reasonably required by such Unilever Affiliate to verify the CMI Affiliate’s compliance with this agreement. The CMI Affiliate shall afford such access upon reasonable advance notice and during normal business hours and the Unilever Affiliate shall be solely responsible for any costs or expenses incurred by it or its Representatives pursuant to this clause.

(C)  Without prejudice to the generality of sub-clauses (A) and (B), each CMI Affiliate shall:

(i)  save to the extent that the relevant CMI Affiliate may have agreed to the contrary with the Unilever Affiliate in its Territory, submit to such Unilever Affiliate on or before the 20th day in each calendar month a detailed good faith forecast of sales and stock requirements of the Products anticipated for the next three month period (having regard to sales made and stock held) which shall be as accurate as is reasonably possible (such Unilever Affiliate acknowledging, however, that such forecast is a prediction of a future event and therefore will not necessarily be indicative of CMI’s or any CMI Affiliate’s actual future performance and that (save that the same was made in good faith) no representation is made or intended with respect to any such forecast);

(ii)  submit to the Unilever Affiliate in its Territory in each year reports on the following matters at the following times:

(A)  in a report dated 15th June and 16th December each year, the advertising and promotional activities which (consistently with clause 5) it will carry out as an agent hereunder in the six months following fifteen days after the date of each report;

(B)  in a report dated 15th July and 15th January each year, the trend of demand for the Products for the six-month periods ending 30th June and 31st December respectively for such year, together with a commentary on then prevailing trading conditions for the six-month periods ending 30th June and 31st December respectively for such year; and

(C)  in a report dated 15th July and 15th January each year, the status of all key Customer accounts in such CMI Affiliate’s Territory;

(iii)  provide within a reasonable period of time after a request by the Unilever Affiliate in its Territory the name, address and any other reasonable details of any current Customer;

(iv)  without prejudice to the generality of the foregoing, send to the Unilever Affiliate in its Territory upon reasonable request such details of present and future sales of Products and other statistical information and forecasts as such Unilever Affiliate may reasonably require for budgetary purposes and for programming future production;

(v)  submit to the Unilever Affiliate in its Territory all complaints known by it relating to the Products together with all available evidence and other information relating thereto and forward to such Unilever Affiliate for examination representative samples of the Products in respect of which complaints are made together with full identification of such Products including product references and numbers;

(vi)  promptly notify the Unilever Affiliate in any relevant Territory of any suspected infringement of, passing off or unfair competition in relation to any Trade Mark of which in each case they become aware;

(vii)  without prejudice to any of the other provisions of this agreement, forthwith following any such event, advise the Unilever Affiliate in its Territory in writing of any “change of control” for the purpose of clause 11.2(A) or (B);

(viii)  inform the Unilever Affiliate in its Territory within a reasonable period of time, should it anticipate a volume of sales of any of the Products lower by 10% or more than the volume forecasted pursuant to clause 6.3(C)(i) for that Product; and

(ix)  otherwise provide to the Unilever Affiliate in its Territory on request all other information whatsoever relating to the performance by it of each CMI Affiliate’s obligations under this agreement or to the promotion and sale of the Products, as may be agreed in writing from time to time between the Unilever Affiliate and the CMI Affiliate in such Territory to facilitate the smooth operation of this agreement and the promotion and sale of the Products.

6.4    Payments

Subject to any set-off permitted by clause 5.5 in settlement of an invoice relating to advertising and promotional costs and expenses consistent with any applicable Budget or clause 5.17 or 8.3 in settlement of an invoice relating to the Agency Fee, the CMI Affiliate in each Territory shall pay to the Unilever Affiliate in such Territory an amount equal to the aggregate of the full amount of the Net Proceeds of Sale in such Territory for each Base Month and amounts in respect of VAT, sales tax or duty payable by Customers in respect of the sales and the provision of after-sales services and customer care to which such Net Proceeds of Sale relate, by the end of each corresponding Payment Period, together with an amount equal to the full value (if any and as notified by way of a debit note) of all stock known by the relevant CMI Affiliate to be lost or damaged in such Territory while under the control of CMI or any of its Affiliates during each such Base Month (other than as provided in clause 7.5 herein and where CMI or the relevant CMI Affiliate can show that such loss or damage was not due to the negligence or wilful default of itself or any of its Affiliates). To the extent that the amount paid by a CMI Affiliate to a Unilever Affiliate under this clause or under clause 12.1(E) in respect of the Net Proceeds of Sale in such Territory for each Base Month and amounts in respect of VAT, sales tax or duty payable by customers in respect of the sales and the provision of after-sales services and customer care to which such Net Proceeds of Sale relate (after taking account of any offset pursuant to clause 8.4 below) exceeds the amounts actually received by the relevant CMI Affiliate in respect of such Net Proceeds of Sale and amounts in respect of VAT, sales tax or duty prior to the date of payment, it shall constitute a working capital advance by the relevant CMI Affiliate to the relevant Unilever Affiliate. Such working capital advance shall be deemed to be repaid on each date on which the relevant CMI Affiliate recovers sums in respect of such Net Proceeds of Sale and amounts in respect of VAT, sales tax or duty after that date but before the date falling 12 calendar months from the last day of the relevant Base Month and retains such sums pursuant to clause 9.4 below.

6.5    Staff and Resource

Each CMI Affiliate shall have premises, suitably qualified and competent personnel, administrative facilities and other resources adequate for the performance of its obligations under this agreement, subject to the last paragraph of clause 6.1.

6.6    Due Diligence

(A)  The CMI Affiliate in each Territory shall:

(i)  make such calls upon Customers in the Territory for the purpose of promoting the Products as CMI or the applicable CMI Affiliate deems fit; and

(ii)  attend such trade exhibitions, commercial and technical presentations and other sales outlets in the Territory during a given calendar year as it and the relevant Unilever Affiliate shall have previously and mutually agreed in writing at the beginning of such year, in each such case in a commercially reasonable manner and consistent with the promotional strategy (if any) determined for such Territory in accordance with clause 5.3.

(B) Each CMI Affiliate shall advise the relevant Unilever Affiliate in writing at least two months (or otherwise as soon as reasonably practicable) before attending any trade exhibition, commercial or technical presentation or other sales outlet in accordance with sub-clause (A)(ii) above where such Unilever Affiliate is or will be required to provide promotional items or demonstration equipment for such exhibition or presentation save that, where no such items or equipment are required, the period for giving such written advice shall be reduced to 14 days.

6.7    Prohibitions

Neither CMI nor any of its Affiliates shall, without the prior written consent of the Unilever Affiliate in any relevant Territory:

(A)  procure Customers for any products of the Unilever Affiliates which are not Products or actively solicit purchasers of any Products who are not Customers; or

(B)  whether in connection with the sale of any Product or otherwise in fulfilment of its obligations under this agreement, enter into any contract or offer any warranty on terms which are inconsistent with those terms of business provided in writing by or on behalf of the relevant Unilever Affiliate to the relevant CMI Affiliate; or

(C)  make any delivery commitment to a purchaser or potential purchaser with respect to a Product which is inconsistent with any applicable terms of business complying with sub-clause (B) above or which the Unilever Parties or any relevant Affiliate of the Unilever Parties have notified that they will be unable to fulfil.

6.8    Licences

(A)  Except as provided in clauses 6.8(B) and 7.7, the CMI Affiliate in each Territory shall use reasonable endeavours to obtain and maintain in force on behalf of itself as agent for the relevant Unilever Affiliate all licences, consents and approvals (“Licences”) of any governmental or quasi-governmental or other regulatory authority as may be required in connection with the storage, promotion and sale of the Products by the CMI Affiliate in the Territory in fulfilment of its obligations hereunder, and the costs of obtaining and maintaining all such Licences shall be for such CMI Affiliate’s account. The Unilever Affiliate in such Territory shall provide all such information and technical support as the relevant CMI Affiliate may from time to time reasonably request in connection with the obtaining and maintaining in force of any such Licence. Upon its becoming aware of the same, the CMI Affiliate shall promptly notify the relevant Unilever Affiliate that a Licence has not been granted or that a Licence has been withdrawn and shall take (at the relevant Unilever Affiliate’s expense) any lawful action that such Unilever Affiliate may require it to take in relation to the refused or withdrawn Licence.

(B)  Without limitation of clause 7.7 and except as otherwise expressly provided in this clause 6.8(B), the Unilever Affiliate in each Territory shall use reasonable endeavours to obtain and maintain in force on behalf of such Unilever Affiliate all licences, consents or permits for those things endemic to the Products themselves, such as those related to the formulations and labelling of Products (the “Product Licences”). The CMI Affiliate in such Territory shall provide all such information and technical and regulatory support as such Unilever Affiliate may from time to time reasonably request in connection with the obtaining and maintaining in force of any such Product Licence, provided that such support shall not cause such CMI Affiliate to incur unreasonable expenses. The costs of obtaining and maintaining the Product Licences that were obtained, held or maintained by any Company or Asset Seller for purposes of selling, storing or promoting Products in such Territory on or prior to the Closing Date (or the date of any Delayed Closing, as the case may be), and which were transferred to CMI or the Designated Buyer at or after Closing (or any Delayed Closing, as the case may be), shall be for the account of CMI (on behalf of itself and each relevant CMI Affiliate). The costs of obtaining and maintaining Product Licences which were not transferred to CMI or the Designated Buyer at or after Closing (or any Delayed Closing, as the case may be) shall be for the account of the Unilever Parties (on behalf of themselves and each relevant Unilever Affiliate) and paid for by the Unilever Parties (on behalf of themselves and each relevant Unilever Affiliate) promptly upon invoice. CMI and each CMI Affiliate shall be entitled to deduct from amounts payable by CMI or such CMI Affiliate to the Unilever Parties or any Unilever Affiliate hereunder any amounts payable by the Unilever Parties or any Unilever Affiliate pursuant to this clause 6.8(B).

Notwithstanding any other provision herein, the CMI Affiliate shall be under no obligation to fulfil any of its obligations under this Agreement to the extent it is unable, under Applicable Laws, to do so due to the lack of having any Licence or the failure by the Unilever Parties to obtain or maintain any Product Licence.

(C)  The CMI Affiliate in each Territory shall, upon the reasonable request of the Unilever Affiliate in such Territory made in the ordinary course of business, co-operate with and assist such Unilever Affiliate in understanding compliance matters relating to the packaging and labelling of products, materials handling, pack sizes and pack design in that Territory.

6.9    Title to Goods

Title to goods (including, without limitation, all Products) made available by the Unilever Affiliate in any Territory to any CMI Affiliate under this agreement shall, unless otherwise agreed in writing, remain vested in such Unilever Affiliate until the later of the sale of such goods to a Customer and the time at which title to such goods is expressed to pass in any applicable retention of title clause or other terms and conditions of sale. For the avoidance of doubt, no title to any such goods shall, unless otherwise agreed in writing, pass to CMI or any of its Affiliates.

6.10    Insurance

(A)  CMI and each CMI Affiliate confirms that it has made appropriate insurance arrangements (including, where applicable, through appropriate levels of self-insurance) in relation to any liability it may incur under this agreement. Each such CMI Affiliate shall also procure that, to the extent practicable, the interest of the Unilever Parties and their respective Affiliates are noted in any such insurance policies relating to stock held on behalf of any relevant Unilever Affiliate.

(B)  The Unilever Parties and each Unilever Affiliate confirm that they have made appropriate insurance arrangements (including, where applicable, through appropriate levels of self-insurance) in relation to any liability they may incur in respect of the Products or product liability under this agreement.

6.11    Delegation

Neither CMI nor any of its Affiliates shall delegate any duties or obligations arising under this agreement otherwise than as expressly permitted under its terms. For the avoidance of doubt, this clause shall not require the termination of any relevant delegated authority in existence prior to the date of this agreement which is to continue on and after such date.

6.12    Description as Agents

Neither CMI nor any of its Affiliates shall describe itself as agent or representative of the Unilever Parties or any of their respective Affiliates otherwise than in relation to the promotion and sale of the Products and in a manner consistent with this agreement.

6.13    Not to modify or tamper with Products

The CMI Affiliates shall sell the Products in the same condition as that in which they receive them on behalf of the Unilever Affiliates and shall not modify, alter, remove or tamper with them or any markings or name plates or indications of source or origin on them or any packaging supplied by any of the Unilever Affiliates; provided, however, that CMI and the CMI Affiliates may put such additional labels or markings on these Products or on any packaging supplied by any of the Unilever Affiliates for the Products as is necessary in order for CMI or such CMI Affiliates to comply with their obligations under any applicable law or regulation.

6.14    Stock

The CMI Affiliate in each Territory shall (save where it is unable to do so from time to time because the relevant Unilever Affiliate has not complied with clause 7.5):

(A)  maintain minimum stock levels on behalf of the Unilever Affiliate in such Territory (as agreed between such CMI Affiliate and such Unilever Affiliate from time to time based on forecast requirements for the Products and with a view to enabling such CMI Affiliate to meet its obligations under this agreement) at all times during the term of this agreement;

(B)  accept orders on behalf of the Unilever Affiliate in such Territory and settle all such orders out of stock held by such CMI Affiliate on behalf of such Unilever Affiliate;

(C)  to the extent practicable, hold stocks of the Products separately from any other stock or other inventory held by or on behalf of such CMI Affiliate and mark stocks of the Products as belonging to the relevant Unilever Affiliate; and

(D)  once in each calendar year (upon the request of and at a time notified by the Unilever Affiliate in such Territory), furnish to such Unilever Affiliate a stock audit certificate (signed by an independent third party auditor duly qualified in the relevant Territory and which, for the avoidance of doubt, may be prepared and signed as part of any audit process undertaken by such CMI Affiliate) relating to the stock held on behalf of such Unilever Affiliate at each relevant site by (or on behalf of) such CMI Affiliate, together with details (save where already previously reported to the relevant Unilever Affiliate) of all stock revealed by such stock audit to have been lost or damaged while under the control of CMI or such CMI Affiliate since the date on which the last such stock audit was carried out (or, if no such stock audit has previously been carried out, since the date of this agreement). Notwithstanding the immediately preceding sentence, a Unilever Affiliate may request and receive in a calendar year one stock audit in addition to the stock audit provided above, so long as it provides reasonable advance written notice requesting same and pays all costs associated therewith.

6.15    Credit Control

The CMI Affiliate in each Territory shall from time to time:

(A)  identify Customers;

(B)  conduct credit and other similar checks on Customers; and

(C)  collect debts and other receivables due to any Unilever Affiliate pursuant to this agreement,

in each such case as a Reasonable and Prudent Operator and in a manner consistent with the practices and procedures for such Territory applied by such CMI Affiliate in the carrying out of such matters in relation to the DiverseyLever Business PROVIDED THAT the Unilever Affiliate in such Territory may at any time instruct such CMI Affiliate in writing not to extend credit to any particular Customer,

AND FURTHER PROVIDED THAT as soon as CMI, or the CMI Affiliate in any Territory, becomes aware of a significant risk of the Historical Benchmark being substantially exceeded in any calendar year either globally or in that Territory, it will:

(i)  notify the Unilever Parties or the Unilever Affiliate in that Territory thereof as soon as commercially practicable;

(ii)  allow the Unilever Parties, or the Unilever Affiliate in that Territory, full access to the books and records relating to the Customer(s) concerned;

(iii)  discuss in good faith with the Unilever Parties, or the Unilever Affiliate in that Territory, the steps which need to be taken to mitigate the risks and minimise potential losses arising from such circumstances; and

(iv)  allow the Unilever Parties, or the Unilever Affiliate in that Territory, to take responsibility for collecting any debts outstanding in accordance with clause 19.1(C).

6.16    Delivery of Products, etc. to Customers

The CMI Affiliate in each Territory shall from time to time deliver Products (and any relevant after-sales technical support or customer care) to Customers at times consistent with the terms of any applicable contracts with such Customers save where it is prevented from doing so by any failure of a Unilever Affiliate to comply with clause 7.5.

6.17    Regular Review Meetings

The Unilever Affiliate and the CMI Affiliate in each Territory shall from time to time (and at least once in each calendar year) upon reasonable notice given by such Unilever Affiliate attend a review meeting at which the parties may discuss issues relating to the operation of this agreement in such Territory and the Unilever Affiliate in such Territory may, amongst other things:

(A)  notify the CMI Affiliate in such Territory of any new advertising strategy, promotional strategy and/or Marketing Mix determined for such Territory under clause 5.3(A);

(B)  notify such CMI Affiliate of any new Price Range applicable to such Territory in accordance with clause 5.7;

(C)  notify such CMI Affiliate of the Budget for such Territory for the period specified in such Budget; and

(D)  discuss with such CMI Affiliate how to implement any applicable advertising strategy, promotional strategy, Marketing Mix and/or Price Range in such Territory in relation to Customers or types of Customer and how such CMI Affiliate will from time to time comply with its obligations under clause 6.6(B).

7.    OBLIGATIONS OF THE UNILEVER PARTIES

7.1    General

The Unilever Parties and their respective Affiliates shall during the continuance of this agreement at all times act dutifully and in good faith toward CMI and the CMI Affiliates (in their capacity as agents of the Unilever Affiliates on the terms and conditions of this agreement).

7.2    Notification of decrease in volume

If at any time it expects that the volume of sales of the Products in a Territory will be significantly lower than the volume that the CMI Affiliate in such Territory would expect under normal circumstances, the Unilever Affiliate shall provide written notice of that expectation to such CMI Affiliate within a reasonable time.

7.3    Sales Literature and other documentation

If and to the extent that the CMI Affiliate in a Territory is implementing an advertising strategy and/or a promotional strategy (in each case, subject to clause 5), the Unilever Affiliate in such Territory shall use all reasonable endeavours to support such CMI Affiliate in the implementation of any such strategy.

7.4    Training

The Unilever Affiliate in each Territory shall receive at its premises for training in the technical characteristics of the Products and the servicing thereof in such Territory such numbers of employees of the CMI Affiliate in such Territory as may be necessary to enable such CMI Affiliate properly to perform its functions in such Territory under this agreement. The content and duration of the training programme shall be determined by such Unilever Affiliate after consultation with the relevant CMI Affiliate but shall be comparable to the training otherwise offered to employees of Unilever Affiliates or other agents performing similar functions. All travelling and living expenses (but not the cost of actual training) of any employees of the relevant CMI Affiliate so received by the relevant Unilever Affiliate for training shall be borne by the relevant CMI Affiliate.

7.5    Stock

The Unilever Affiliate in each Territory shall use its best endeavours to procure the timely delivery (based on the relevant CMI Affiliate’s request for the same) to the CMI Affiliate in such Territory (or as it may reasonably direct) of its requirements of stock of the Products requested by it pursuant to this agreement PROVIDED THAT no Unilever Affiliate shall be in breach of such obligation to the extent that CMI or any of its Affiliates shall have failed to supply any such Products (or any other materials) under the relevant Supply Agreement and such failure is not due to a breach by the relevant Unilever Affiliate thereunder. Upon the delivery of such stock, the receiving CMI Affiliate shall have 5 days to identify missing or damaged stock and notify the relevant Unilever Affiliate of same. The relevant Unilever Affiliate shall promptly thereafter replace the necessary or damaged stock identified in the notice and reimburse the CMI Affiliate for all costs associated with disposing of the damaged stock in accordance with the relevant Unilever Affiliate’s reasonable instructions.

7.6    Continued Manufacture

The Unilever Parties and their respective Affiliates shall be under no obligation to continue the manufacture of all or any of the Products but each relevant Unilever Affiliate shall give at least 12 weeks’ notice to each affected CMI Affiliate prior to discontinuing the manufacture of any of the Products.

7.7    Import Licences

The Unilever Affiliate in each Territory shall be responsible for obtaining and maintaining in force at its own expense and on its own behalf (and, if necessary, on behalf of the CMI Affiliate in such Territory) all licences, consents and approvals of any governmental or quasi-governmental or other regulatory authority as may be required in connection with the import of the Products into such Territory. The CMI Affiliate in such Territory shall (subject to the relevant Unilever Affiliate meeting such CMI Affiliate’s reasonable out-of-pocket expenses of which it has provided written evidence to such Unilever Affiliate) provide all such reasonably available information and all such technical support as such Unilever Affiliate may from time to time reasonably request in connection with the obtaining and maintaining in force of any such licence, consent or approval.

7.8    Product Recalls

(A)  In the event that for any reason it becomes necessary to implement a recall of any Products sold to Customers or otherwise provide notice to Customers or end-users with respect to any product warranty, product liability or product use or safety matter relating to any Product, the Unilever Affiliate in any Territory may give instructions to the CMI Affiliate in such Territory as to the manner in which such recall or notification shall be carried out. Without prejudice to clause 16, the carrying out of all such recalls and notifications shall be at the relevant Unilever Affiliate’s sole cost and expense.

(B)  The Unilever Affiliate in each Territory shall keep the CMI Affiliate in its Territory informed in reasonable detail of any circumstances of which it is aware which would or might give rise to a recall of any Products sold to Customers or to substantially increased levels of complaints about Products from Customers.

7.9    Packaging

Each relevant Unilever Affiliate shall be responsible for the packaging, including labels, markings, name plates or indications of source or origin of the Products, for sale to Customers without the involvement of CMI or any CMI Affiliate (except as CMI or the CMI Affiliate may do, but shall not be required to do, under clause 6.13) and for assessing that such packaging is in compliance with all Applicable Laws. Each relevant Unilever Affiliate shall promptly notify CMI or the relevant CMI Affiliate if any Applicable Law requires that CMI or such CMI Affiliate be identified on any such packaging and shall provide reasonable access to personnel, information and documentation relating to any such requirement on a timely basis.

7.10    Other Duties

The Unilever Affiliate in each Territory shall:

(A)  reimburse CMI or the CMI Affiliate in such Territory for the cost of such samples, catalogues, price lists, terms and conditions of sale, advertising, promotional and selling materials, literature and information as CMI or such CMI Affiliate may from time to time reasonably require for the purpose of the promotion and sale of the Products in the Area;

(B)  supply to such CMI Affiliate any information that may come into its possession which is not commercially confidential to it and which may assist CMI or such CMI Affiliate to effect sales of the Products pursuant to this agreement;

(C)  honour any contract for the sale of the Products entered into by CMI or any CMI Affiliate on behalf of a Unilever Affiliate pursuant to and in accordance with this agreement;

(D)  save where the same is to be handled by the relevant CMI Affiliate in accordance with this agreement, promptly and efficiently deal with any after-sales inquiry relating to the Products raised by a Customer in the Territory with such Unilever Affiliate and notify the CMI Affiliate in such Territory of the identity of such Customer; and

(E)  at the request of the relevant CMI Affiliate, supply to such CMI Affiliate the name and address of any Customer to which the Unilever Parties or any Unilever Affiliate have sold (directly or indirectly through distributors or agents) any Products in the Area pursuant to clause 3.4(A)(iii) (to the extent that the Unilever Parties or such Unilever Affiliate have such name and address and are able so to provide it).

8.    REMUNERATION OF CMI AND ITS AFFILIATES

8.1  The Unilever Affiliate in each Territory shall pay to CMI Affiliate in such Territory an aggregate amount equal to the Agency Fee and the Local Additional Agency Fee in consideration of such CMI Affiliate acting as the agent of such Unilever Affiliate (on the terms and conditions of this agreement).

8.2  The CMI Affiliate in each Territory shall send to the Unilever Affiliate in such Territory an invoice in respect of the Agency Fee applicable to such Territory monthly (or otherwise periodically as agreed) in arrear as soon as reasonably practicable in and in any event no later than five Business Days following the end of the relevant Base Month.

8.3  Each such invoice shall be settled by setting off the amount due under such invoice against the amount due from such CMI Affiliate to such Unilever Affiliate under clause 6.4 above.

8.4  Where a CMI Affiliate is obliged to account to a Unilever Affiliate for any amounts under clause 9.4(A) or (B), such Unilever Affiliate shall be required to pay an equivalent amount to such CMI Affiliate by way of Agency Fee and such obligation may be satisfied by setting off the relevant amount against the amount due under clause 9.4(A) or (B).

8.5  If, by the date falling 12 calendar months from the last day of the Base Month to which the relevant payment under clause 6.4 relates, any part of the working capital advance described as arising in relation to such Base Month under clause 6.4 above remains outstanding, such amount shall be written off by such CMI Affiliate and such write-off shall be treated as a commensurate refund of and reduction in the Agency Fee payable in respect of the relevant Base Month.

8.6  (A)    Unless otherwise expressly provided in this agreement or agreed between a Unilever Affiliate and a CMI Affiliate, any payment to be made under this agreement shall be made in full, without any set-off, restriction or condition (whether for or on account of any counterclaim or otherwise) and without, and free and clear of, any deduction or withholding whatsoever (save only as required by law).

(B)  Unless otherwise expressly provided or agreed between a Unilever Affiliate and a CMI Affiliate, if any deductions or withholdings are required by law to be made from any sums payable by a CMI Affiliate or CMI or a Unilever Affiliate or a Unilever Party under this Agreement (in any case, for the purposes of this paragraph (B) and paragraph (C) below, a “Payer”), the Payer shall pay to the person to whom payment is to be made (the “Recipient”) such sum as will, after such deduction or withholding has been made, leave the Recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

(C)  Unless otherwise expressly provided or agreed between a Unilever Affiliate and a CMI Affiliate, if a Payer makes a deduction or withholding pursuant to paragraph (B) above, and the Recipient (or any member of the Recipient’s group) obtains the benefit of any deduction, credit, allowance, set-off or other relief from taxation in respect of or as a result of the deduction or withholding (a “Tax Benefit”), the Recipient shall pay to the Payer an amount which will leave the Recipient’s group (after that payment) in the same after-tax position as it would have been in had the circumstances giving rise to the withholding or deduction not arisen, provided that nothing in this clause shall affect the Recipient’s group’s right to arrange its tax affairs generally in such manner as it deems fit and such Recipient’s group shall not be obliged to disclose any information regarding its tax affairs or computations to the Payer, except that, with respect to the Recipient’s year–end audit, the Payer may request, and the Recipient shall (at the Payer’s sole cost and expense) procure, the delivery to the Payer of confirmation from the Recipient’s auditors as to whether any Tax Benefit was received by the Recipient for the year subject to the audit.

9.    RECEIVABLES AND OTHER PAYMENTS

9.1  Each CMI Affiliate shall deliver invoices (in a form and a manner suitable for the purposes of any applicable VAT, sales tax or duty and as agreed with the relevant Unilever Affiliate prior to the date of this agreement) to Customers for all sales of Products and after-sales services and customer care by such CMI Affiliate on behalf of the Unilever Affiliates on the terms and conditions of this agreement.

9.2  The CMI Affiliate in each Territory shall on behalf of the Unilever Affiliate in such Territory collect all receivables and other sums due or becoming due to such Unilever Affiliate in relation to all sales of Products and after-sales services and customer care:

(A)  as at the Commencement Date, in respect of all prior periods; and

(B)  on and from the Commencement Date, until termination of this agreement.

9.3  In instances where a CMI Affiliate invoices a Customer as an agent hereunder and also, separately invoices that same Customer, but not as an agent hereunder, and any subsequent payment (not specifying any invoice) by such Customer is for an amount which is less than the total amount of that which has been invoiced by such CMI Affiliate (as both an agent and not as an agent), then CMI shall apply such payment against the invoices in the chronological order of such invoices, starting with the invoice earliest dated and moving to the next only when such earlier invoice is paid in full.

9.4  To the extent that sums in respect of Net Proceeds of Sale or amounts in respect of VAT, sales tax or duty relating to a Base Month are collected by the relevant CMI Affiliate on behalf of the relevant Unilever Affiliate after the date on which the relevant CMI Affiliate made its payment to the relevant Unilever Affiliate under clause 6.4 in respect of such Base Month but prior to the end of the twelfth calendar month following such Base Month and do not exceed the amount of the outstanding working capital advance arising under clause 6.4 by reference to that Base Month, the relevant CMI Affiliate shall be entitled to retain such amounts by way of repayment of the relevant working capital advance. To the extent that such sums:

(A) exceed the amount of the outstanding working capital advance; or

(B)  are received after the end of the twelfth calendar month following such Base Month; or

(C)  relate to a period prior to the date of this agreement,

the relevant CMI Affiliate shall be required to account to the relevant Unilever Affiliate for such amounts.

9.5  The parties acknowledge that, in each Territory, the relevant CMI Affiliate will incur certain expenses between the Commencement Date and the end of a period of time equal in length to the Payment Period for its Territory (such period of time in this clause, the “Qualifying Period”), in the course of acting as agent of the relevant Unilever Affiliate on the terms and conditions of this agreement.

9.6  Where, in any Territory, between the date of this agreement and the end of the relevant Qualifying Period, the CMI Affiliate in such Territory receives any amount on behalf of the Unilever Affiliate in such Territory relating to the sale of the Products (or products which are the same as the Products) made at any time prior to the date of this agreement, such CMI Affiliate may retain a percentage of such amount equal to the aggregate of all amounts so retained, so long as, together with the aggregate of any amounts received under clause 9.7, such amounts do not in aggregate exceed the Expenses Amount.

9.7  The CMI Affiliate in any Territory may, during the Qualifying Period, request the Unilever Affiliate in such Territory to make a working capital float (each, a “Float”) to it to enable it to meet the Expenses Amount subject to the amounts so floated, together with any amounts retained under clause 9.6, not in aggregate exceeding the Expenses Amount.

9.8  The CMI Affiliate and the Unilever Affiliate in the relevant Territory shall each (at their own expense) maintain records of any amounts retained or floated in accordance with this clause, and such CMI Affiliate shall notify such Unilever Affiliate that it has retained any amount in accordance with clause 9.6 on each occasion that it does so.

9.9  Any amounts:

(A)  retained by a CMI Affiliate under clause 9.6; or

(B)  floated by a Unilever Affiliate under clause 9.7;

shall constitute an advance by the relevant Unilever Affiliate to the relevant CMI Affiliate.

9.10  The aggregate amount of all amounts so retained or floated will (i) be set off against the amount of the relevant Local Additional Agency Fee when the same is paid or in accordance with paragraph 3 of schedule 6 and shall be discharged by being so set off, or (ii) if such date occurs earlier, shall be repaid by such CMI Affiliate on the fifth anniversary of the date of this agreement or otherwise at such earlier time as it may elect.

9.11  Save as expressly provided in clauses 9.5 to 9.9 (inclusive), nothing in such clauses shall affect any other obligation of CMI or any of the CMI Affiliates in this agreement.

10.    TERM AND DURATION

Save where this agreement shall terminate earlier under clause 11, this agreement shall terminate on the fifth anniversary of the date of this agreement unless the parties mutually agree in writing, not less than 30 days prior to the expiration of the initial term (or any subsequent term, as applicable) of this agreement, to renew this agreement for an additional, agreed-upon period. For the avoidance of doubt, nothing in this agreement shall oblige any party to this agreement to agree to any extension of the term of this agreement.

11.    EARLY TERMINATION

11.1  Without prejudice to any other right or remedy available to the parties, the Unilever Parties (on behalf of themselves and each Unilever Affiliate) or CMI (on behalf of itself and each CMI Affiliate) may terminate this agreement forthwith upon giving notice in writing to the other on the happening of any of the following events:

(A)  if either of the Unilever Parties (in the case of termination by CMI) or CMI (in the case of termination by the Unilever Parties) (in each such case and below for purposes of this clause 11, the “other party”) is in material breach of any of its obligations under this agreement and, such breach being capable of remedy, fails to remedy the same within 28 days of being given written notice of such breach; or

(B)  if any order is made or a resolution is passed for the winding-up of the other party or if a provisional liquidator is appointed in respect of the other party or if a petition is presented and not discharged within 60 days or a meeting of the creditors of the other party shall have been called or a meeting is convened for the purposes of winding up the other party; or

(C)  if an administration order is made or a petition for such an order is presented in respect of the other party or if there is any other kind of moratorium with respect to debts of the other party; or

(D)  if any voluntary arrangement is proposed under section 1 of the Insolvency Act 1986 (or any statutory modification or re-enactment for the time being) in respect of the other party; or

(E)  if the other party shall have a receiver (which expression shall include an administrative receiver) of all or any of its undertaking or assets appointed or cease or threaten to cease to carry on its business or compound with its creditors or be unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any statutory modification or re-enactment for the time being); or

(F)  if any event which is the same or closely analogous to any of the events described in sub-clauses (B) to (E) above occurs in or outside England.

11.2  (A)    The Unilever Parties may terminate this agreement (on behalf of themselves and each Unilever Affiliate) forthwith upon giving notice in writing to CMI (on behalf of itself and each CMI Affiliate) in the event that CMI ceases to be an Affiliate of Johnson Professional Holdings, Inc..

(B)  The Unilever Parties or the Unilever Affiliate in any relevant Territory may terminate this agreement forthwith upon giving notice in writing to the CMI Affiliate in the relevant Territory if such CMI Affiliate ceases to be a member of CMI’s Group.

(C)  CMI may terminate this agreement (on behalf of itself and each CMI Affiliate) forthwith upon giving notice in writing to the Unilever Parties (on behalf of themselves and each of their relevant Affiliates) in the event that the entire issued share capital of either of the Unilever Parties is acquired by any of the following persons: Procter & Gamble, Colgate-Palmolive and Henkel.

(D)  CMI or the CMI Affiliate in any relevant Territory may terminate this agreement forthwith upon giving notice in writing to the Unilever Affiliate in the relevant Territory if such Unilever Affiliate becomes a subsidiary of any of the following persons: Procter & Gamble, Colgate-Palmolive, Henkel, Ecolab, Reckitt Benckiser.

(E)  The exercise by any party of any right conferred by this clause 11.2 shall be without prejudice to any other right or remedy available to the parties.

(F)  No right of termination conferred by this clause 11.2 shall be exercised unless the party exercising such right shall have previously considered carefully the merits of exercising such right.

11.3  Without prejudice to any other right or remedy, any party shall be entitled to terminate, or (where applicable) to procure that its Affiliate in the relevant Territory terminates, this agreement as regards the promotion and sale of the Products in any particular Territory forthwith upon giving notice in writing to the Affiliate of the other party in such Territory if:

(A)  any of the events listed in clause 11.1 occurs in relation to such Affiliate (in such clause, the “other party”);

(B)  the other party or any of its Affiliates engages in any conduct which has, or might reasonably be expected to have, a prejudicial effect on the reputation of the Products or of the other party or any of its respective Affiliates in such Territory such that the resulting damage, if any, would be adverse and material; or

(C)  it is not or ceases to be economically viable or otherwise consistent with sound business principles in the light of all relevant circumstances for the terminating party in such Territory to promote or sell the Products or to continue to do so.

11.4  Without prejudice to any other right or remedy available to the parties:

(A)  the Unilever Parties may terminate this agreement (on behalf of themselves and each Unilever Affiliate) forthwith upon giving notice in writing to CMI (on behalf of itself and each CMI Affiliate) in the event that CMI and/or its Affiliates do not meet the Annual Sales Threshold for the Area in any calendar year provided that such failure to meet such Annual Sales Threshold was not due to any removal or discontinuance of products under clauses 5.2(A)(ii) or 7.6 (net of any additions of Products under clause 5.2(A)(i)), any Product recalls, a Force Majeure, or a breach of a material term in this agreement by one or more Unilever Parties (each, a “Good Reason”); and

(B)  the Unilever Parties or the Unilever Affiliate in the relevant Territory may terminate this agreement as regards the promotion and sale of the Products in any particular Territory forthwith upon giving notice in writing to the CMI Affiliate in such Territory in the event that CMI and/or its Affiliates do not meet the Annual Sales Threshold for such Territory in any calendar year provided that such failure to meet such Annual Sales Threshold was not due to a Good Reason.

11.5  (A)    Notwithstanding any other provision in this agreement, should this agreement terminate (in whole or in part) earlier than five years from the Commencement Date due to the Wilful Breach of a Unilever

Party or any member of the Unilever Group, the Unilever Parties shall pay CMI, each Payment Period through the end of the five year term of this agreement, an amount equal to the EBITDA element of the Agency Fee for the relevant Territory (as determined in accordance with schedule 10) that would have been otherwise then payable to the CMI Affiliate based on the actual sales of the Products or services no longer being sold by CMI due to the termination (but being sold by others) in the sales channels through which CMI sold such Products or services immediately prior to such termination. CMI may conduct an audit of such sales once a year upon reasonable advance notice to the Unilever Parties and shall be given access to all information relevant thereto.

(B)  Notwithstanding any other provision in this agreement, should this agreement terminate (in whole or in part) earlier than five years from the Commencement Date due to the Wilful Breach of CMI or any member of the CMI Group, CMI shall pay the Unilever Parties, each Payment Period through the end of the five year term of this agreement, an amount equal to the EBITDA element of the Agency Fee for the relevant Territory (as determined in accordance with schedule 10) that would have been otherwise then payable to the CMI Affiliate based on the actual sales of the Products or services by CMI immediately prior to such termination, minus the EBITDA (as determined in accordance with the same principles, consistently applied, as were applied in the preparation of the P&L Account referred to in Section A of schedule 10) of the Unilever Parties or their Affiliates from actual sales of the Products or services by the Unilever Parties or their Affiliates (or by others on their behalf) after such termination in the sales channels through which CMI sold such Products or services immediately prior to such termination. CMI may conduct an audit of such sales once a year upon reasonable advance notice to the Unilever Parties and shall be given access to all information relevant thereto.

12.    EFFECT OF TERMINATION

12.1  At the effective time (“Termination Date”) of any termination of this agreement (whether in whole or only as regards one or more Territories):

(A)  no amount in respect of any Agency Fee or other commission shall be payable to any relevant CMI Affiliate on orders dated on or after the Termination Date;

(B)  there shall in no event be any apportionment of the Agency Fee or any other commission between any relevant CMI Affiliate and any successor agents;

(C)  CMI and each relevant CMI Affiliate shall immediately cease, as regards all Territories affected by such termination, to represent themselves as being the agents of the Unilever Affiliates and as soon as reasonably practicable cease to use any materials bearing the Trade Marks or trade or brand names of the Unilever Parties or any of their respective Affiliates;

(D)  the CMI Affiliate in each Territory affected by such termination (or by any renewal or discontinuance pursuant to clauses 5.2(A) or 7.6) shall at the written request of the relevant Unilever Affiliate and at such Unilever Affiliate’s expense (including all expenses associated with packaging, loading and transporting), return to the Unilever Affiliate in each such Territory all stocks of Products (or, in the case of removal or discontinuation, of the removed or discontinued Products) held by it on behalf of such Unilever Affiliate and all other assets and materials relating to such Products provided by such Unilever Affiliate to such CMI Affiliate including, but not limited to, catalogues, sales literature and samples. Each relevant Unilever Affiliate shall be entitled to withhold any Agency Fee or other commission due to any relevant CMI Affiliate until it shall have received all such stock and other assets and materials to be returned to it;

(E)  the CMI Affiliate in each Territory affected by such termination shall:

(i)  notwithstanding such termination, make any payment otherwise required by this agreement to the relevant Unilever Affiliate in respect of Net Proceeds of Sale (after set-

off, where applicable, of the amount of any relevant Agency Fee payable in respect of orders dated before the Termination Date) for any period prior to such termination, on a Business Day and no later than the expiry following the Termination Date of a period of time (commencing on the day following the Termination Date) equal in length to the Payment Period for the relevant Territory;

(ii)  provide to the relevant Unilever Affiliate details of all receivables in respect of Net Proceeds of Sale in such Territory due as at such termination to such Unilever Affiliate and all such other information as such Unilever Affiliate may reasonably request to facilitate its collection (whether itself or through an agent) of the same; and

(iii)  provide to the relevant Unilever Affiliate the names and addresses of, and a reasonable level of other information concerning, all actual Customers of the Products in the last twelve months.

(F)  any termination hereof shall be without prejudice to any party’s rights:

(i)  against any other party arising prior to the Termination Date, including rights to payment of amounts in respect of sales of Products to Customers prior to the Termination Date and for any antecedent breach by that other party (or any of its Affiliates) of any of its obligations under this agreement; and

(ii)  in respect of any rights of any party or any of its Affiliates which are expressed to apply after such termination.

12.2  Following the termination of this agreement for any reason whatsoever as it relates to any Territory, the Unilever Parties (on behalf of the Unilever Affiliate in such Territory) shall pay to CMI (on behalf of the CMI Affiliate in such Territory) the Local Additional Agency Fee (if any) for such Territory applicable to such termination, in accordance with schedule 6 and less an amount equal to the aggregate of all (if any) payments of the Local Additional Agency Fee for such Territory previously made. For the avoidance of doubt and for this purpose, the termination of this agreement as a whole shall constitute its termination in relation to every Territory.

13.    EXCLUSIVITY OF APPOINTMENT

13.1  Nothing in this agreement shall prevent the Unilever Parties or any of their respective Affiliates from:

(A)  carrying on or developing in any way their respective retained businesses as at the date of this agreement (which, for the avoidance of doubt, shall include any Consumer Business carried on by the Unilever Group but shall not include the DiverseyLever Business) including, without limitation and without prejudice to the generality of the foregoing:

(i)  promoting, marketing and selling, within the Area, products which are the same as or similar to the Products to persons other than Customers; and

(ii)  promoting, marketing and selling, outside the Area, any products to any persons; and/or

(B)  offering any products for sale on one or more websites accessible from within the Area provided that (save to the extent that the Unilever Affiliate and the CMI Affiliate in any Territory shall have agreed to the contrary from time to time) any offer made from within any Territory to purchase any of the Products and any sales inquiry, indication of interest or other communication from any Customer in such Territory relating to the Products is passed on to the CMI Affiliate in such Territory.

13.2  The parties acknowledge and agree that, for the avoidance of doubt, nothing in this agreement shall prevent any member of the Johnson Retained Group from carrying on or developing in any way its businesses including, without limitation, promoting, marketing and selling any products to any persons.

13.3  Subject to clause 13.5, nothing in this agreement shall prevent CMI or any of its Affiliates from carrying on or developing in any way their respective businesses (which, for the avoidance of doubt, shall include the DiverseyLever Business).

13.4  If CMI or any of its Affiliates offers any Products for sale on one or more websites accessible from outside the Area, CMI or any relevant CMI Affiliate shall pass on to the relevant Unilever Affiliate any offer made from outside the Area to purchase any such Products and any sales inquiry, indication of interest or other communication from any customer outside the Area relating to the Products.

13.5  Neither CMI nor any of its Affiliates shall without the prior written consent of the Unilever Parties sell or promote in the Area (directly or indirectly and whether as agent or otherwise) on behalf of third parties products or services that are similar or substantially similar to the Products and priced (whether above or below) within 25% of any such Products; PROVIDED THAT nothing in this clause 13.5 shall restrict the sale or promotion of any products or services in the Area by CMI or any of its Affiliates (directly or indirectly and whether as agent or otherwise) on behalf of any member of the CMI Group, the Johnson Retained Group (including SCJ or any of its Affiliates) or with respect to any agreements to which CMI or any of its Affiliates is bound as of the date of this agreement, any such agreement in which CMI or any of its Affiliates sells or promotes (or may sell or promote) in the Area (directly or indirectly and whether as agent or otherwise) on behalf of third parties products or services regardless of whether they are similar or substantially similar to the Products and priced (whether above or below) within 25% of any such Products.

13.6  Where any person:

(A) is employed by CMI or any of its Affiliates immediately prior to the termination (whether in whole or only as regards one or more Territories) of this agreement; and

(B) on such termination of this agreement, becomes employed by either of the Unilever Parties or any of their respective Affiliates or any distributor or agent appointed by any of those persons,

neither CMI nor any of its Affiliates shall, other than by means of a general advertisement, solicit or entice away (or attempt to solicit or entice away) such person from the employment of any such person referred to in sub-clause (B) above.

14.    EMPLOYEES

Neither CMI nor any of its Affiliates shall following the giving of notice by the Unilever Parties or any of their respective Affiliates to terminate (whether in whole or only as regards one or more Territories) this agreement or otherwise during the last six months of the term of this agreement without the prior written consent of the Unilever Parties or any of their respective Affiliates in any relevant Territory take any action outside the ordinary course of its business which would or might result in an increase in the number (if any) of its or its Affiliates’ employees becoming employees of the Unilever Parties or any of their respective Affiliates (or, as the case may be, any distributor or agent appointed by any of those persons) on such termination of this agreement pursuant to any applicable law or regulation.

15.    BAD DEBTS

15.1  The parties acknowledge and agree that the Agency Fee payable from time to time under this agreement has been structured based on historical levels and historical rates of enforcement and collection of bad debts within the DiverseyLever Business.

15.2  Where the level of bad debts (expressed as a percentage of Gross Sale Value) experienced by CMI and the CMI Affiliates in relation to sales of the Products in any given calendar year (being after 31st December, 2001) during the term of this agreement is at least twice as high as the Historical Benchmark, the excess amount of such bad debts over and above double the level of the Historical Benchmark shall be split as to:

(i)  50% to CMI; and

(ii)  50% to the Unilever Parties,

and any necessary balancing payment shall be made by way of an increase in the Agency Fee by the relevant parties to reflect such allocation within 20 Business Days of the date on which the level of bad debts (so expressed) is calculated for such calendar year.

16.    INDEMNITIES

16.1  CMI (on behalf of itself and the CMI Affiliates) agrees with the Unilever Parties (on trust for themselves and each Unilever Affiliate) that it shall indemnify and keep the Unilever Parties and each of their respective Affiliates indemnified on an after-tax basis against all losses, costs, charges, claims, expenses and liabilities suffered or incurred by either or both of the Unilever Parties and/or any of their respective Affiliates as a result of:

(A)  CMI or any of its Affiliates acting in breach of clauses 5, 6, 9, 12.1, 19, 20.2, 21 or 23;

(B)  a claim brought against it by an employee arising out of the employment or the termination of the employment of any such employee by CMI or any of its Affiliates at any time on and after the date of this agreement, but in no event later than two years after the termination of this agreement in whole or in relevant part (including, without prejudice to the generality of the foregoing, where on any termination of this agreement or otherwise any such employee becomes an employee of the Unilever Parties or any of their respective Affiliates or of any third party pursuant to any applicable law or regulation, save in respect of an employee in respect of which a reduction in the Additional Agency Fee (or any Local Additional Agency Fee) is made under paragraph 5 of schedule 6; and provided further that in respect of such employee, CMI in no event shall indemnify the Unilever Parties except for costs relating to redundancy or other severance payments and salary related to, in such case, such past employment with CMI.

16.2  The Unilever Parties (on behalf of themselves and their respective Affiliates) agree with CMI (on trust for itself and each CMI Affiliate) that they shall indemnify and keep CMI and/or its Affiliates indemnified on an after-tax basis against all losses, costs, charges, claims, expenses and liabilities suffered or incurred by it or any of its Affiliates as a result of:

(A)  the Unilever Parties or any of their respective Affiliates acting in breach of clauses 3, 5, 7, 8, 9, 12, 21 or 23;

(B)  product recalls, product warranty or product liability or similar claims relating to the condition of the Products (save in any such case to the extent that the same directly results from the negligence or a Wilful Breach of CMI or any of its Affiliates or to the extent that such circumstances are the subject of a claim with merit against CMI or any of its Affiliates under any Supply Agreement);

(C)  claims brought by a Governmental Authority or any third party against CMI or any of its Affiliates that the Products, including, for the avoidance of doubt, any materials provided to CMI or any of its Affiliates by the Unilever Parties or any of their Affiliates pursuant to clause 5.3(A)(ii) or 7.3, infringe any third party’s intellectual property rights or violate any Applicable Laws (save in any case to the extent that the same directly results from the negligence or a Wilful Breach or failure to comply with clause 5.6 or 6.13 in each case of CMI or any of its Affiliates or to the extent that such circumstances are the subject of a claim with merit against CMI or any of its Affiliates under any Supply Agreement); and

(D)  claims brought by any third party (including, for the avoidance of doubt, other members of the Unilever Group but not including any member of CMI’s Group) against CMI or any of its Affiliates arising out of the performance (or non-performance) by any CMI Affiliate from time to time under clause 5.17 (save in any case to the extent that the same directly results from the negligence or a Wilful Breach of CMI or any of its Affiliates).

16.3 (A) The aggregate liability of CMI and its Affiliates in accordance with sub-clause 16.1and otherwise pursuant to this agreement shall not exceed the aggregate of €20 million.

(B)  Without prejudice to the Unilever Parties’ obligation to pay the Additional Agency Fee pursuant to clause 12.2, the aggregate liability of the Unilever Parties and their respective Affiliates in accordance with sub-clause 16.2 and otherwise pursuant to this agreement shall not exceed €10 million.

16.4 (A)  Except in the case of Wilful Breach of this agreement or as otherwise provided in this agreement, no person shall be liable under this agreement to any other person for loss of profits, loss of margin, loss of contract, loss of goodwill or any other indirect, special or consequential losses of any nature whatsoever, whether or not caused by or resulting from the negligence of such party or a breach of its statutory duties or a breach of its obligations hereunder howsoever caused.

(B)  The parties to this agreement shall use reasonable endeavours to mitigate the loss and damage (if any) suffered or incurred by them or any of their respective Affiliates as a result of any breach by another party of that other party’s obligations under this agreement.

(C)  No party shall bring any claim under this agreement against any other party to this agreement:

(i)  for an amount which exceeds the level of any limitation on the liability under this agreement of the party against which such claim is made; or

(ii)  other than in accordance with the applicable procedures (if any) set out in this agreement relating to the making of claims under this agreement between the parties to this agreement.

16.5  Neither the Unilever Parties nor CMI nor any other member of either the Unilever Group or the CMI Group shall be permitted to recover more than once in respect of the same loss under this Agreement or any Supply Agreement.

17.    FORCE MAJEURE

(A)  Subject to the remaining sub-clauses in this clause 17, the party affected shall be excused from performance of its obligations under or pursuant to this agreement if, and to the extent that, and for the period during which, performance of such obligations in the relevant Territory is delayed, hindered or prevented by Force Majeure (and the other party shall be excused from any corresponding obligations).

(B)  During the period of Force Majeure, the Unilever Affiliate in the relevant Territory shall, upon prior written notice of such intention from such Unilever Affiliate to the relevant CMI Affiliate, have the right, at its own risk and cost, to make alternative arrangements for the promotion and sale of the Products. The relevant CMI Affiliate shall co-operate with the relevant Unilever Affiliate in such regard.

(C)  If a party is prevented in whole or in part from performing its obligations by reason of Force Majeure or is aware of the likelihood of being so prevented, it shall notify the other relevant party in writing immediately of the cause and extent of such non-performance or likely non-performance, the date or likely date of commencement thereof and the means proposed to be adopted to remedy or abate the Force Majeure and the relevant parties shall without prejudice to the other provisions of this clause consult with a view to taking such steps as may be appropriate to mitigate the effects of such Force Majeure on such parties.

(D)  Any party prevented from performing its obligations under this agreement by reason of Force Majeure shall:

(i)  use reasonable endeavours to remedy or abate the Force Majeure as expeditiously as possible, save that, for the avoidance of doubt, nothing in this agreement shall require any party to settle or compromise any strike or labour dispute where such party is acting as a Reasonable and Prudent Operator in relation to such strike or labour dispute;

(ii)  keep the other relevant parties regularly informed during the period of Force Majeure as to when resumption of performance shall, or is likely to, occur;

(iii)  notify the other parties when the Force Majeure has ceased or the circumstances have changed to an extent which permits resumption of performance to occur; and

(iv)  resume performance as expeditiously as possible after the end of the period of Force Majeure or where the circumstances have changed to an extent which permits resumption of such performance.

(E)  If any CMI Affiliate fails to perform its obligations under this agreement due to Force Majeure and such Force Majeure (i) has been, or is reasonably expected to be, in effect for a period of more than 10 Business Days, or (ii) has had, or is reasonably expected to have, a material adverse effect on the Unilever Parties’ or any Unilever Affiliate’s operations or business in a particular Territory to which the relevant service is being or has been provided, the relevant Unilever Affiliate may give such CMI Affiliate a written notice immediately terminating this agreement in that Territory. The provisions of clause 12 shall apply to any such termination.

18.    DEFECTS IN SERVICES

As soon as reasonably practicable but in no event later than 30 Business Days after a Unilever Affiliate becomes aware of any defects in any agency services provided hereunder or any failure of any CMI Affiliate to comply with the terms of clause 6.1, such Unilever Affiliate shall give written notice to the relevant CMI Affiliate of such claim specifying (in reasonable detail) the matters which give rise to the claim and the nature and extent of the claim PROVIDED THAT in the event that the relevant Unilever Affiliate fails to give such written notice within such period of time, this shall not prejudice the ability of the Unilever Parties or any of their respective Affiliates to make any claim or seek any other remedy in respect of such defect or failure which they would otherwise be able to make or seek.

19.    CONDUCT OF PROCEEDINGS

19.1  Upon CMI or any of its Affiliates becoming aware of any actual or threatened claim against either of the Unilever Parties or any of their respective Affiliates in relation to or in connection with the Products:

(A)  CMI or the relevant CMI Affiliate shall notify the Unilever Affiliate in the relevant Territory by written notice (giving reasonable details of the subject matter of the claim) as soon as reasonably practicable;

(B)  CMI or such relevant CMI Affiliate shall give to the Unilever Affiliate in the relevant Territory such information and access to personnel, premises, documents and records in its possession and in the possession of its professional advisers as may be reasonably requested in relation to any such potential claim;

(C)  such Unilever Affiliate shall have the right (by written notice to the relevant CMI Affiliate) to assume control of such matter (including any proceedings relating to it), subject to keeping such CMI Affiliate informed in reasonable detail of any material developments relating to any such proceedings; and

(D)  (without prejudice to the foregoing) CMI and the relevant CMI Affiliate shall procure that no settlement or compromise of any such liability or proceedings shall be reached without the prior written consent of the relevant Unilever Affiliate.

19.2  Each Unilever Affiliate authorises the CMI Affiliate in its Territory to initiate proceedings against Customers in its name to recover unpaid debts owing to such Unilever Affiliate. Any such proceedings shall be at the sole expense of such CMI Affiliate. Such CMI Affiliate shall give such Unilever Affiliate reasonable prior written notice of its intention to initiate any such proceedings (which shall not be initiated earlier than would be consistent with any period for payment in any applicable terms of business) and shall keep such Unilever Affiliate informed in reasonable detail throughout the course of such proceedings of the progress of such proceedings.

20.    INTELLECTUAL PROPERTY

20.1  Nothing in this agreement shall transfer any goodwill, any rights in confidential information or any Intellectual Property (including, without limitation, patents and Trade Marks and all other intellectual property rights in Products) to CMI or any of its Affiliates.

20.2  Neither CMI nor any of its Affiliates shall use any Trade Mark other than in accordance with this agreement and any applicable Brand Key or Category Strategy or otherwise with the consent of the relevant Unilever Affiliate.

20.3  CMI and its Affiliates shall not, without the prior written consent of the relevant Unilever Affiliate, use any intellectual property of any kind whatsoever in any Territory for the promotion or sale of the Products which is not owned by the Unilever Parties or any of their respective Affiliates.

21.    CONFIDENTIALITY

21.1  Neither CMI nor any of its Affiliates shall, either during the term of or for two years after the termination of this agreement use or disclose to any third party any information of a confidential nature (“Confidential Information”) to the extent that it relates to the Products or to either of the Unilever Parties or any of their respective Affiliates and which (in either case) is obtained as a result of performing this agreement save insofar as such disclosure may be required by applicable law or regulation or as may be required in connection with the solicitation of Customers for the Products pursuant to this agreement or where expressly permitted by this Agreement.

21.2  Neither the Unilever Parties nor any of their respective Affiliates shall, either during the term of or for two years after the termination of this agreement use or disclose to any third party any Confidential Information to the extent that it relates to CMI or its Affiliates and is obtained as a result of performing this agreement, save insofar as such disclosure may be required by applicable law or regulation.

21.3  In this clause 21, the term “Confidential Information” shall not include:

(A)  information that is in the public domain at the date of this agreement;

(B)  information that subsequently comes into the public domain, otherwise than as a result of a breach of this agreement, but only after it has come into the public domain;

(C)  information which the receiving person or its Representatives lawfully obtain from a third party not under any confidentiality obligation to the disclosing person in respect of such information;

(D)  information which the receiving person or any of its Representatives at the time of disclosure already lawfully has in its possession and which is not subject to any obligation of secrecy on its or their part to the disclosing person; and

(E)  information which is independently developed by employees of the receiving person or its Representatives who had no access to the information disclosed by the disclosing person.

22.    TAXES

(A)  Unless otherwise expressly provided, all payments to be made under this agreement are exclusive of any amount in respect of any VAT, sales tax or duty. If any supply made pursuant to this agreement (or treated for the purposes of such VAT, sales tax or duty as being so made) gives rise to an obligation on the part of the supplier or another member of its group for the purposes of such VAT, sales tax or duty to account for VAT, sales tax or duty, the recipient of the supply shall pay to the supplier, in addition to any other consideration required to be given for the supply pursuant to this agreement, an amount equal to such VAT, sales tax or duty and the supplier shall deliver to the recipient a proper and valid invoice for the purposes of such VAT, sales tax or duty in respect of the supply. In the event that such recipient has paid an amount in respect of VAT or such other sales tax or duty to such supplier in respect of such supply and an adjustment is made to the price pursuant to any provision of this agreement with the effect that such supplier is required to make a payment to such recipient, such supplier shall, in addition to the payment of such amount, repay to such recipient an amount equal to the VAT, sales tax or duty referable to such sum and deliver a valid credit note to such recipient in respect of such VAT, sales tax or duty. In the event that such recipient has paid an amount in respect of VAT, sales tax or duty to such supplier in respect of such supply and such amount was not properly due or chargeable, such supplier shall pay to such recipient an amount equal to such VAT, sales tax or duty which was incorrectly charged together with a valid credit note in respect of such VAT, sales tax or duty.

(B)  Where a Unilever Party, a Unilever Affiliate, CMI or a CMI Affiliate (the “Payer”) is required to reimburse a Unilever Party, a Unilever Affiliate, CMI or a CMI Affiliate (the “Recipient”) any sum in respect of any cost or expense and that cost or expense includes an amounts in respect of VAT or other sales tax or duty (the “VAT element”), the Payer’s reimbursement obligation shall include only such part of the VAT element as is not recoverable by the Recipient or any member of the Recipient’s group for the purposes of such VAT, sales tax or other duty.

23.    COMPLIANCE WITH LAWS

In the performance of their respective obligations under this agreement, each of the parties shall, and shall procure that its Affiliates shall, comply with all Applicable Laws.

24.    CONTRACTS (RIGHTS OF THIRD PARTIES ACT) 1999

The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

25.     DISPUTE RESOLUTION

If a dispute or difference arises in connection with this agreement, the parties and each of their respective relevant Affiliates shall attempt to settle it first by negotiation between the relevant Unilever Affiliate and the relevant CMI Affiliate, through the following dispute resolution escalation procedure:

(A)  at the written request of either such Affiliate, negotiation of the dispute or difference shall, to the extent that the dispute or difference arises from or in connection with payment for the sale of, the promotion or sale of or failure to promote or sell a Product in a particular Territory or any other failure to comply with obligations under this agreement relating to such Territory, take place between the financial directors of the respective Affiliates; and

(B)  failing agreement by the persons in sub-clause (A) above within 30 days of such written request, such a dispute or difference shall be referred to a person nominated by the Unilever Parties (on behalf of the Unilever Parties) and a person nominated by CMI (on behalf of CMI) for discussion (with a view to its resolution).

26.    COMMERCIAL AGENTS DIRECTIVE AND SIMILAR LAWS AND REGULATIONS

The parties to this agreement acknowledge and agree that the provisions of this agreement deal equitably and reasonably in all the circumstances with any losses or other liabilities which CMI and its Affiliates would or might suffer or incur on the termination of this agreement and that if and to the extent that it is held that the Commercial Agents Directive (or any laws or regulations in any Territory having a similar effect) applies to this agreement:

(A)  any relevant person shall be entitled to an indemnity under (and not to be compensated in accordance with) the Commercial Agents Directive (or to a remedy having similar effect under any other relevant laws or regulations);

(B)  the amount of any such indemnity (or payment in respect of such other remedy) shall be deemed to be satisfied by the payments (if any) falling to be made under the express provisions of this agreement; and

(C)  the provisions of this clause 26 do not operate to the detriment of CMI or any of its Affiliates.

27.    FURTHER ASSURANCE

Each of the parties and its respective Affiliates shall, from time to time at its own cost, on being requested to do so by CMI or the Unilever Parties or any of their respective Affiliates (as the case may be), now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to CMI or the Unilever Parties or any of their respective Affiliates (as the case may be) which are necessary for giving full effect to this agreement and securing to the other party (or parties) the full benefit of its rights under this agreement.

Without prejudice to the generality of the foregoing, where in any Territory the arrangements contemplated by this agreement do not take effect as of the Closing Date because of a Delayed Closing, CMI and the Unilever Parties shall co-operate in good faith to ensure that this agreement takes effect in such Territory as of such Delayed Closing as if such Delayed Closing had occurred on the Closing Date.

28.    GOVERNING LAW

This agreement is governed by, and shall be construed in accordance with, English law.

29.    JURISDICTION

29.1  Each of the parties to this agreement irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this agreement and that accordingly any Proceedings shall be brought in such Court. To the extent reasonably practicable and consistent with any law or regulation of any Governmental Authority, a party commencing any such Proceedings shall bring them in the Commercial Court of the High Court of Justice.

29.2  Each party irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the laying of the venue of any Proceedings in the courts referred to in clause 29.1 and any claim of forum non conveniens and further irrevocably agrees that a judgement in any Proceedings brought in such courts shall (provided that there is no appeal pending or open) be conclusive and binding upon such party and may be enforced in the courts of any other jurisdiction.

30.    AGENTS FOR SERVICE OF PROCESS

30.1  Each of Unilever N.V. and CMI and each Unilever Affiliate and CMI Affiliate not incorporated or organised in England and/or Wales hereby appoints the agent set against its name below to be its agent for the receipt of service of process in England and agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent:

Name of Party	Agent
Unilever N.V. and each such Unilever Affiliate	Unilever PLC Unilever House Blackfriars Long EC4P 4BQ England

Attention: General Counsel

CMI and each such CMI Affiliate	JohnsonDiversey Limited (registered in England no. 2565578) Weston Favell Centre Northampton-NN3 8 PD United Kingdom

Attention: Managing Director

30.2  Any Service Document shall be deemed to have been duly served on a party if marked for the attention of that party’s Process Agent at the address above or such other address within England or Wales as may be notified to the party wishing to serve the document and:

(A)  left at the specified address; or

(B)  sent to the specified address by first class post or air mail.

In the case of (A), the Service Document shall be deemed to have been duly served when it is left. In the case of (B), the Service Document shall be deemed to have been served two clear Business Days after the date of posting.

30.3  If a Process Agent at any time ceases for any reason to act as such, the party for whom that Process Agent acted shall appoint a replacement Process Agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement Process Agent. Failing such appointment and notification, any other party shall be entitled by notice to the relevant party to appoint a replacement Process Agent to act on the relevant party’s behalf. The provisions of this clause applying to service on a Process Agent apply equally to service on a replacement Process Agent.

30.4  A copy of any Service Document served on a Process Agent shall be sent by post (or otherwise in a manner permitted by clause 31 of this agreement) to the appointor of the Process Agent and (where the appointor is a Unilever Affiliate) to the Unilever Parties and (where the appointor is a CMI Affiliate) to CMI. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

31.    NOTICES

31.1  Any notice or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered by registered mail, by a nationally recognised private courier of good repute, personally or by facsimile transmission. Delivery by e-mail or telex is not acceptable.

31.2  Any such notice or other communication shall be addressed as provided in sub-clause 31.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

(A)  if sent by personal delivery or a nationally recognised private courier of good repute, upon delivery at the address of the relevant party;

(B)  if sent by facsimile, upon receipt by the sender of confirmation from the sending facsimile machine; and

(C)  if sent by registered mail, four clear Business Days after the date of sending such notice;

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

31.3  The relevant addressee, address and facsimile number of CMI and the Unilever Parties for the purposes of this agreement are, subject to sub-clause 31.4:

Name of party	Address	Facsimile number
S. C. Johnson Commercial Markets, Inc.	8310 16th Street Sturtevant, WI 53177-0902 USA	262.631.4021

For the attention of:	General Counsel

Unilever N.V.	Weena 455 3013 AL Rotterdam The Netherlands	+31 10 217 4287

For the attention of:	General Counsel

Unilever PLC	Unilever PLC Unilever House Blackfriars London EC4P 4BQ England	+44 20 7822 5464

For the attention of:	General Counsel

Where a notice is to be given to or by the Unilever Parties under this Agreement it shall be sufficient for it to be given to or by either of the Unilever Parties. Where a notice is to be given to a CMI Affiliate or a Unilever Affiliate, the relevant address, facsimile number and addressee shall be as notified by the relevant CMI Affiliate or Unilever Affiliate (as the case may be) prior to the Commencement Date. A copy of any notice sent to a CMI Affiliate shall be sent to CMI and a copy of any notice sent to a Unilever Affiliate shall be sent to the Unilever Parties.

31.4  A party may notify any other party to this agreement of a change to its name, relevant addressee, address or facsimile number for the purposes of sub-clause 31.3 provided that such notification shall only be effective on:

(A)  the date specified in the notification as the date on which the change is to take place; or

(B)  if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

31.5  For the avoidance of doubt, the parties agree that the provisions of this Clause shall not apply in relation to the service of any Service Document.

32.    COUNTERPARTS

This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

33.    ASSIGNMENT

33.1 Subject to clause 33.2:

(A)  neither CMI nor any of its Affiliates may assign all or any part of the benefit of, or its rights or benefits under, this agreement other than between members of CMI’s Group; and

(B)  neither of the Unilever Parties nor any of their respective Affiliates may assign all or any part of the benefit of, or its rights or benefits under, this agreement other than between members or the Unilever Group.

33.2  Notwithstanding anything in clause 33.1 to the contrary, each party hereto may assign as collateral security all of its rights under this agreement to any secured creditor of such assigning party, and each party hereto hereby acknowledges and consents to such assignment.

34.    PURCHASE AGREEMENT

Nothing in this agreement shall limit, abrogate, alter or supersede any Buyer’s rights under the Purchase Agreement, all of which rights are in addition to and not in lieu of rights provided under this Agreement.

35.    CONSENT ORDER

The parties acknowledge that certain materials provided to any CMI Affiliate by the Unilever Parties or any Unilever Affiliate pursuant to clause 5.3(A)(ii) or 7.3 shall be subject to the Consent Order pursuant to the terms of such Consent Order (the “Subject Materials”). Unilever hereby represents and warrants that all Subject Materials shall be provided in compliance with the Consent Order, including, without limitation, the requirement that, in making any representation in the Subject Materials relating to antimicrobial products (as defined in the Consent Order), Unilever and its Affiliates possess and are relying upon competent and reliable scientific evidence (as defined in the Consent Order) that substantiates such representation.

SCHEDULE 1

INTERPRETATION

1.1  In this agreement and the schedules to it, unless otherwise specified:

“Additional Agency Fee”	means an amount set forth on schedule 6 to be calculated in accordance with schedule 10.

“Affiliate”
means, in relation to any person, any subsidiary undertaking or parent undertaking of that party and any other subsidiary undertaking of such a parent undertaking and in relation to each of the Unilever Parties shall also include the other and the other’s subsidiary undertakings (but shall not include any member of CMI’s Group)and in relation to CMI and the CMI Affiliates shall not include any person who is not a member of the CMI Group.

“Agency Fee”
means the fees (Base Agency Fee and/or Reduced Agency Fee as the context requires) to be paid by each Unilever Affiliate to the relevant CMI Affiliate in accordance with clause 8 and calculated as set forth on schedule 10.

“Annual Sales Threshold”
means 75% of the Base Year Sales specified for a Territory in schedule 2, in the local currency of such Territory, as the same may be changed through indexation from time to time in accordance with the Index (and, for the avoidance of doubt, the Annual Sales Threshold for the Area at any particular time shall be the aggregate of all amounts so stated and changed through indexation from time to time, converted into euros at the respective closing mid-point spot rates quoted by Barclays Bank plc on the immediately preceding Business Day in London, England).

“Area”	means the area in which the CMI Affiliates are to act as agents of the Unilever Affiliates (on the terms and conditions of this agreement), comprising each of the Territories.

“Base Agency Fee”
means the fee to be paid by each Unilever Affiliate to the relevant CMI Affiliate in accordance with, and calculated as set forth on schedule 10, the aggregate amount of which from time to time shall be determined from time to time in accordance with schedule 4.

“Base Month”	means the calendar month (or other period agreed between the relevant CMI Affiliate and the relevant Unilever Affiliate for such purpose) to which any relevant invoice relates.

“Base Year Sales”
means the aggregate Net Proceeds of Sale specified for a Territory in schedule 2 as derived from schedule 10, being the Net Proceeds of Sale for such Territory for the period of twelve months ended 30th June, 2001, in the local currency of such Territory, as the same may be changed through indexation from time to time commencing from 1st July, 2001 in accordance with the Index or reset from time to time in accordance with paragraph 3 of schedule 6 (and, for the avoidance of doubt, the Base Year Sales for the Area at any particular time shall be the aggregate of all amounts so stated and changed through indexation or so reset from time to time, converted into euros at the respective closing mid-point spot rates quoted by Barclays Bank plc on the immediately preceding Business Day in London, England). For the period from the Commencement Date to 31 December, 2002, the Base Year Sales shall be prorated.

“Brand Key”
means the guidelines (which, for the avoidance of doubt, may be a summary of information held by the Unilever Parties and/or any of their respective Affiliates) specified from time to time by the Unilever Parties and/or any of their respective Affiliates for the use of the Trade Marks.

“Budget”	means a budget for expenditure in a Territory on advertising and promotion of the Products.

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open in any relevant Territory for business.

“Category Strategy”
means the strategy (which, for the avoidance of doubt, may be a summary of information held by the Unilever Parties and/or any of their respective Affiliates) specified from time to time by the Unilever Parties and/or any of their respective Affiliates for the promotion of a category of products.

“CMI Affiliate”
means, for any Territory, the Affiliate(s) of CMI specified in relation to such Territory in schedule 2 or such other Affiliate(s) of CMI as CMI shall from time to time (and subject to the prior written consent of the Unilever Parties) select and notify to the Unilever Parties on 10 Business Days’ prior written notice, PROVIDED THAT with respect to post-closing restructuring transactions involving the relevant CMI Affiliate in Argentina, Czech Republic, France, Germany, Spain and Switzerland such consent shall be deemed to have been given, and, with respect to such transactions in Germany and Switzerland, such notice shall also be deemed to have been given.

“CMI’s Group”
means CMI and its Affiliates (and references to a “member” of such Group shall be construed accordingly) (but, for the avoidance of doubt, shall not include (1) SCJ or any Affiliates of SCJ, or (2) the Unilever Parties or any of their respective Affiliates).

“Commercial Agents Directive”
means the Directive of the Council of the European Communities of 18th December, 1986 on the co-ordination of the laws of the Member States relating to self-employed commercial agents (86/653/EEC) and any law or regulation implementing the same in any member state of the European Union from time to time.

“Consent Order”	means the Decision and Order of the Federal Trade Commission of the United States of America, In the Matter of Conopco, Inc., Docket No. C-3914 (December 22, 1999).

“Consumer Brand”
means any trade mark or brand established and used primarily in connection with the marketing and sale of products as part of a Consumer Business (taking into account all territories in which products are marketed and sold under that trade mark or brand), including, for the avoidance of doubt, use of such trade marks or brands together with any markings such as “professional”, “for professional use” or similar.

“Consumer Business”
means the business of developing, manufacturing, marketing, distributing and selling any product to, or for the purpose of resale, directly or indirectly to, (a) any person for domestic use, and (b) any person who uses the product in the course of providing (i) a service to domestic customers in the home or which includes delivery to the home (including, but not limited to, cleaning, laundry and dry cleaning), or (ii) a service to domestic customers outside the home and pursuant to which products are used on or for application to the person (including, but not limited to, hairdressing, grooming, health and beautician services).

“Consumer Products”
means products for residential use now or in the future which consumers (domestic users) can buy from, for example, food, drug, mass merchandise, hardware, retail, discount and wholesale points of sale.

“Cross-Over Channels of Trade”
means any points of sale which actively market, promote and sell both Consumer Products to consumers and Industrial Products to industrial, commercial and institutional end users as determined by CMI on a Territory by Territory basis as determined in the sole discretion of CMI on a Territory by Territory basis from time to time.

“Customers”
means (a) Professional End-Users and (b) any wholesaler, distributor, “cash and carry” outlet, or similar reseller who, in each case described in this clause (b), purchases Products for the purpose of resale, either directly or indirectly, to Professional End-Users and includes (in each case, but only as the context suggests) any person with the potential to become a “Customer” as so defined.

“EURIBOR”
means, for a particular period, the rate for deposits in Euros for a period equal to such period at or about 11 a.m., Brussels time, on the date that is two TARGET Settlement Days prior to the first day of such period, which is displayed on Telerate Page 248 (or such other page as may replace such page on such service for the purpose of displaying such rate).

“Expenses Amount”
means, in relation to a Territory, the aggregate amount derived by applying the Base Agency Fee (expressed as a percentage) to the Net Proceeds of Sale of Products used to calculate the Base Agency Fee for such Territory for a period equal in length to the period between (i) the Commencement Date and (ii) the end of a period of time equal in length to the Payment Period for such Territory.

“Force Majeure”
means, in relation to any party, any circumstance beyond the reasonable control of that party which it could not have avoided by taking precautions which, having regard to all matters known to it before the occurrence of such circumstance and all other relevant factors, it ought reasonably to have taken but did not take, including, but not limited to:

(i)	fire, flood, explosion, war, riots, government action or in action or a request of any Governmental Authority; and

(ii)	strikes or labour disputes.

“Gross Sale Value”
means the sale value (excluding amounts in respect of VAT, sales tax or duty thereon) arising from the sale of Products before any temporary price reductions, permanent price reductions, listing fees and display allowances (in such case excluding amounts in respect of VAT, sales tax or duty thereon) are deducted.

“Historical Benchmark”
means the average level of bad debts experienced in each calendar year in the period 1st January, 1999 to 31st December, 2001 by the DiverseyLever Business taken as a whole, as specified for a Territory in schedule 2.

“Index”	means:

(A)	in the United States, the Producer Price Index (PPI-U) as reported by the Bureau of Labor Statistics of the US Department of Labor;

(B)	in the United Kingdom, the all items retail prices index issued by United Kingdom National Statistics from time to time; and

(C)	in each other Territory, the most commonly used consumer prices index published in such Territory by official sources from time to time,

or, in any such case, such other index as the relevant Unilever Affiliate and the relevant CMI Affiliate may from time to time agree and notify in writing to the Unilever Parties and CMI.

“Industrial Channels of Trade”
means trade channels through which Industrial Products normally travel and in which such products and related services are offered for sale to commercial, industrial and institutional end users only but specifically excluding all channels through which consumers purchase Consumer Products now or in the future. Among the points of sale excluded from the scope of this term are food, drug, mass merchandise, hardware, retail, discount and wholesale points of sale provided, however, that purchases by food, drug and mass merchandise points of sale for a purchaser’s own internal consumption and not for resale, shall constitute purchases by commercial end users in Industrial Channels of Trade.

“Industrial Products”
means those commercial formulated and sized specialty chemical products that normally travel through trade channels and in which such products and related services are offered for sale to commercial, industrial and institutional end users only.

“Johnson Issuer”	means Johnson Professional Holdings, Inc.

“Johnson Retained Group”	means SCJ and its Affiliates (but excluding CMI’s Group).

“Local Additional Agency Fee”	means the amount in euros specified as such for a Territory in schedule 2.

“Marketing Mix”	means, in relation to Products and Customers or types of Customer, the link between prices of, and advertising and promotional strategies for, Products and Customers or types of Customer.

“Net Proceeds of Sale”	means:

(A)       the aggregate value of sales of the Products and of the provision of after-sales services and customer care excluding amounts in respect of VAT, sales tax or duty thereon (whether segregated on the invoices or not); less

(B)       credit notes and refunds given for goods returned or destroyed (whether pursuant to product returns, recalls or otherwise), temporary price reductions, permanent price reductions, listing fees and display allowances (in each such case excluding amounts in respect of VAT, sales tax or duty thereon).

“Payment Period”	means the number of days specified as such for a Territory in schedule 2, to be calculated as set forth on schedule 10 within 20 Business Days after the Commencement Date.

“Permitted Cross-Over Channels of Trade”
means the Customers listed in schedule 9, PROVIDED THAT schedule 9 shall be completed by CMI after the Commencement Date and shall, to the extent CMI using its best efforts is able, set forth all Customers (by country) to which Products were sold by the DiverseyLever Business as of the Commencement Date, other than Customers in the Industrial Channels of Trade.

“Prebate”
means an amount paid in a lump sum to a Customer upfront at the beginning of any contract between such Customer and the relevant Unilever Affiliate for the purchase of Products, such amount representing the present value of future discounts in the price of the Products.

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this agreement.

“Process Agent”	means the person (if any) specified as such for a party in clause 30.1.

“Products”	means the products listed in schedule 5 for each Territory.

“Professional End-Users”	means any commercial, institutional or industrial end-user.

“Reasonable and Prudent Operator”
means a person acting in good faith and exercising a reasonable level of skill, diligence, prudence and foresight as would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of business under the same or similar circumstances and conditions as contemplated by this agreement, and any reference to the standard of a Reasonable and Prudent Operator herein shall be a reference to such degree of skill, diligence, prudence and foresight as aforesaid. For the avoidance of doubt, there shall be no presumption that a party is failing to act as a Reasonable and Prudent Operator for the reason only that the party chooses to source any product, material, utility or service from a single supplier to the extent that such product, material, utility or service is being sourced from a single supplier as at the date of this agreement.

“Reduced Agency Fee”	has the meaning given to it in schedule 4 and as calculated in accordance with schedule 10.

“Representatives”	means, in relation to any party, its directors, officers, employees, agents, contractors, representatives, solicitors, accountants, consultants and financial or other advisors.

“Restricted Product”
a Product sold in the Cross-Over Channels of Trade that is (i) a general purpose cleaner (wherever sold), (ii) a product using the brand names and for sale in the product categories listed on Part A of schedule 8 (wherever sold), or (iii) a product which has a comparable product benefit to any SCJ Consumer Products marketed by SCJ, directly or indirectly, now or in the future, as determined on a country by country basis.

“SCJ”	means S.C. Johnson & Son, Inc. of Racine, Wisconsin, United States of America, a Wisconsin corporation.

“SCJ Consumer Products”	means Consumer Products owned or sold by SCJ, now or in the future.

“Service Document”	means a claim form, summons, order, judgement or other document issued in connection with any Proceedings.

“TARGET Settlement Day”	means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open.

“Territories”	means the countries listed in schedule 7 (and “Territory” means any one of them).

“Trade Marks”	means the marks, logos and brands by reference to which any of the Products are promoted or sold (other than any such which are owned by a member of the CMI Group).

“Unilever Affiliate”
means, for any Territory, the Affiliate(s) of the Unilever Parties specified in relation to such Territory in schedule 2 or such other Affiliate(s) of the Unilever Parties as shall be notified by the Unilever Parties to CMI from time to time on 10 Business Days’ prior written notice.

“Unilever Group”	means Unilever, Unilever PLC and their respective Subsidiaries and Affiliates, but excluding the Companies. References to a “member” or “members” of the Unilever Group shall be construed accordingly.

“Unilever Shared Brands Products”
means (a) fabric care products, (b) machine warewashing products, (c) kitchen cleaning products, (d) personal care products, (e) building care products (including floorcare, washroom and roomcare cleaning products), (f) pest control products, (g) air cleaning products, or (h) cleaning and hygiene utensils and paper products (including tools, pads, cloths, cutting boards and the like), which in each case are marketed or sold under a Consumer Brand to for ultimate use by Professional End-Users including reformulated, modified and repackaged for use by Professional End-Users.

“VAT”
means in relation to any jurisdiction within the European Community, the tax imposed by the Sixth Council Directive of the European Communities (77/388/EC) and any national legislation implementing that directive together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent tax (if any) in that jurisdiction.

“Wilful Breach”
means a deliberate failure by the controlling and directing body or individual of a party to perform such party’s obligations or breach by the controlling and directing body or individual of a party under this agreement, including (without limitation) any such obligations relating to the delivery of or the procurement of the delivery of or the payment for agency services.

“Working Hours”	means 9.00 a.m. to 5.00 p.m. (local time) on a Business Day.

1.2  Except as otherwise defined herein, capitalised terms used in this agreement have the meanings as given to them in the Purchase Agreement.

1.3  Throughout this agreement, whenever the knowledge of a member of the CMI Group is called for, such as in phrases like “known to the CMI Affiliate” or “a CMI Affiliate is aware” it shall refer exclusively to the knowledge of a manager in a jurisdiction.

SCHEDULE 2

AFFILIATES AND FEE AND RELATED INFORMATION

Euros 000s @ LTM June exchange rate	Annual Sales Threshold local currency	Annual Sales Threshold (euros)	% of total group	Base Year Sales local currency	Base Year Sales (euros)	% of total group	Local Additional Agency Fee (euros)	Local Additional Agency Fee (local currency)	Agency Fee-Base	Agency Fee- Reduced

Total DiverseyLever		169,916			226,554		[**]

Finland	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Sweden	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Denmark	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Germany	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Ireland	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
United Kingdom	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Austria	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Switzerland	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Netherlands	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Belgium	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Spain	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Portugal	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
France	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Italy	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Greece	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Turkey	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Czech Republic	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Slovakia	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Poland	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Russia	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Hungary	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Romania	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
USA Other	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Puerto Rico	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Canada Other	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Argentina	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Brazil	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Chile	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Colombia	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Mexico	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Kenya	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Morocco	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
South Africa	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Israel	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Australia	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
New Zealand	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Hong Kong	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Taiwan	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Malaysia	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Singapore	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Thailand	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Indonesia	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Philippines	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
India	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

For the avoidance of doubt, this Schedule 2 shall control in the event of any discrepancies with any local agreement between a CMI Affiliate and a Unilever Affiliate.

TERRITORY Asset/Share Sale	UNILEVER AFFILIATE (Organization)	CMI AFFILIATE (Organization)

Argentina (S)	Unilever de Argentina S.A. (Argentina)	DiverseyLever de Argentina S.A. (Argentina)

Australia (S)	Unilever Australia Limited (Australia)	Johnson Wax Professional Australia Pty. Ltd. (Australia)

Austria (A)	Oesterreichische Unilever GmbH/Division LeverFabergé (Austria)	Johnson Diversey Austria Trading GmbH (Austria)

Belgium (A)	NV Unilever Belgium S.A. (Belgium)	Johnson Diversey Belgium BVBA (Belgium)

Brazil (S)	IGL Industrial Ltda. (Brazil)	DiverseyLever Brasil Ltda. (Brazil)

Canada (A)	Unilever Canada, division of UL Canada Inc. (Ontario, Canada)	Johnson Wax Professional, Inc. (Canada)

Chile (S)	Unilever Chile S.A. (Chile)	Johnson Wax Professional de Chile Limitada (Chile)

Colombia (A)	Unilever Andina Colombia S.A. (Colombia)	JohnsonDiversey Colombia Ltda. (Colombia) (new name)

Czech Republic (S)	Unilever CR, Sprl. s.r.o. (Czech Republic)	DiverseyLever s.r.o. (Czech Republic)

Denmark (A)	Unilever Danmark A/S (Glostrup, Denmark)	Johnson Wax Professional Ltd. (UK branch)

Finland (A)	Suomen Unilever OY (Helsinki, Finland)	Johnson Wax Professional Ltd. (UK branch)

France (S)	Lever Fabergé France (France)	DiverseyLever S.A. (France)

Germany (S)	LeverFabergé Deutschland GmbH (Germany)	DiverseyLever GmbH (Germany)

Greece (A)	Unilever Hellas AEBE (Greece)	Johnson Wax Professional Hellas, Ltd. (Greece)

Hong Kong (S)	Unilever Hong Kong Limited (Hong Kong)	DiverseyLever (Hong Kong) Limited (Hong Kong)

Hungary (A)	Unilever Hungary Ltd (Hungary)	Johnson Diversey Hungary Kft. (Hungary)

India (A)	Hindustan Lever Ltd (India)	Johnson Wax Professional India Private Limited (India)

Indonesia (A)	PT Unilever Indonesia Tbk (Republic of Indonesia)	PT JohnsonDiversey Indonesia (Republic of Indonesia) (new name)

Ireland (S)	Lever Faberge (Ireland) Limited (Ireland)	Diversey (Ireland) Limited (Ireland)

Israel (S)	Lever Israel Ltd (Israel)	DiverseyLever Israel Ltd. (Israel)

Italy (S)	Unilprof S.r.l. (Italy)	Diversey S.p.A. (Italy)

Kenya (S)	Unilever Kenya Limited (Kenya)	DiverseyLever East Africa Limited (Kenya)

Malaysia (S)	Unilever (Malaysia) Holdings Sdn. Bhd. (Malaysia)	DiverseyLever (Malaysia) Sdn. Bhd. (Malaysia)

Mexico (S)	Unilever de Mexico S.A. de C.V. (Mexico)	Diversey Mexico S.A. de C.V. (Mexico)

Morocco (S)	Unilever Maghreb S.A. (Morocco)	DiverseyLever Maroc S.A. (Morocco)

TERRITORY Asset/Share Sale	UNILEVER AFFILIATE (Organization)	CMI AFFILIATE (Organization)

The Netherlands (S)	Lever Fabergé Nederland B.V. (The Netherlands)	DiverseyLever B.V. (The Netherlands)

New Zealand (S)	Unilever New Zealand Limited (New Zealand)	Johnson Wax Professional New Zealand Limited (New Zealand)

Philippines (S)	Unilever Philippines Corporation (Philippines)	DiverseyLever (Philippines) Corporation (Philippines)

Poland (S)	Unilever Polska S.A. (Poland)	DiverseyLever Sp. Z.o.o. (Poland)

Portugal (S)	LeverElida (Portugal)	DiverseyLever-Sistemas de Higiene e Limpeza S.A. (Portugal)

Puerto Rico (A)	Unilever de Puerto Rico, Inc.	Johnson Diversey Puerto Rico, Inc. (U.S.)

Romania (A)	Unilever South Central Europe S.R.L. (Romania, registered with Register of Commerce Prahova)	Johnson Diversey Romania S.R.L. (Romania)

Russia (A)	OOO Unilever SNG (Russia)	Johnson Diversey LLC (Russia)

Singapore (A)	Unilever Singapore Pte Ltd (Singapore)	Johnson Wax Professional Singapore Pte. Ltd. (Singapore)

Slovakia (A)	Unilever Slovenska s.r.o. (Slovak Republic)	Johnson Diversey Slovakia, s.r.o. (Slovakia)

South Africa (S)	Unilever South Africa (Pty) Ltd (South Africa)	DiverseyLever (Proprietary) Limited (South Africa)

Spain (S)	Unilever Espana S.A. (Spain)	DiverseyLever S.A. (Spain)

Sweden (S)	LeverFabergé AB (Sweden)	DiverseyLever AB (Sweden)

Switzerland (A)	LeverFabergé AG (Switzerland)	Johnson Wax Professional B.V. (Dutch branch)

Taiwan (A)	Unilever Taiwan Ltd. (Taiwan)	Johnson Wax Professional Taiwan Co., Ltd. (Taiwan)

Thailand (A)	Unilever Thai Holdings Limited (Thailand)	Johnson Wax Professional Ltd. (Thailand)

Turkey (S)	LeverElida Temizlik Ve Kisisel Bakim Ürünleri Sanayi Ve Ticaret A.S. (Turkey)	Diversey Kimya Sanayi ve Ticaret A.S. (Turkey)

U.K. (S)	Lever Fabergé Limited (U.K.)	Johnson Wax Professional Ltd. (U.K.)

United States (A and S)	Conopco, Inc. (New York, U.S.)	S.C. Johnson Commercial Markets, Inc. (Delaware, U.S.)

SCHEDULE 4

AGENCY FEE

1.  The aggregate amount of the Base Agency Fee payable in respect of a calendar month to any CMI Affiliate shall be equal to the specified percentage (set forth on schedule 2) for its Territory of the Net Proceeds of Sale made by that CMI Affiliate as agent of the relevant Unilever Affiliates for such calendar month, subject to adjustment as follows.

2.  To the extent that the Net Proceeds of Sale of any CMI Affiliate as agent of the relevant Unilever Affiliates for any calendar year exceed the Base Year Sales for such CMI Affiliate’s Territory, the aggregate amount of the Base Agency Fee payable in respect of such excess shall be equal to the specified percentage (set forth on schedule 2 and as calculated on schedule 10 (the “Reduced Agency Fee”) for its Territory of such excess.

3.  Each CMI Affiliate shall ensure that the amount of the Agency Fee stated in any invoice submitted by it in accordance with clause 8.3 shall be consistent with the principles set out in paragraphs 1 and 2 above. For the avoidance of doubt, the parties acknowledge and agree that:

(A)  initially in any calendar year, any such invoices are likely to reflect a Agency Fee payable at the rate shown in paragraph 1 above;

(B)  in any invoice for a calendar month in which the aggregate Net Proceeds of Sale of the relevant CMI Affiliate for the relevant calendar year to date have exceeded the Base Year Sales for such CMI Affiliate’s Territory, the Base Agency Fee will be payable at the specified percentage shown in paragraph 1 above (to the extent it relates to Net Proceeds of Sale up to the amount of the Base Year Sales) and at the specified percentage shown in paragraph 2 above (to the extent it relates to Net Proceeds of Sale in excess of the Base Year Sales); and

(C)  in any remaining calendar months of the relevant calendar year, the Reduced Agency Fee for such Territory will be payable at the rate shown in paragraph 2 above.

4.  The parties acknowledge and agree that the Agency Fee payable from time to time under this agreement has been structured to take account of the provision of after-sales technical support and customer care relating to the Products by the CMI Affiliates, as more particularly described elsewhere in this agreement.

SCHEDULE 6

ADDITIONAL AGENCY FEE

1.  (A)  The aggregate amount of the Additional Agency Fee shall be [**] subject to clause 12.2 and to adjustment in accordance with the provisions of this schedule.

(B)  The maximum aggregate amount of Additional Agency Fee payable under this agreement in respect of any individual Territory shall (subject to clause 12.2) be the Local Additional Agency Fee.

2.  (A)  Where this agreement terminates in whole (and not only as regards one or more specified Territories), the Unilever Affiliate in each Territory shall pay the Local Additional Agency Fee (if any) applicable to such termination to CMI (and/or any relevant CMI Affiliates) within 30 Business Days of the date of such termination.

(B)  Where the Unilever Parties or any of their respective Affiliates terminate this agreement as it relates to the promotion and sale of the Products in one or more but not all of the Territories, the CMI Affiliate in each Territory the subject of such termination shall have the right, on 30 Business Days’ prior written notice to the Unilever Affiliate in its Territory, to require such Unilever Affiliate to pay to it an amount equal to the Local Additional Agency Fee for such Territory (less an amount equal to the aggregate of all (if any) payments of the Local Additional Agency Fee previously made for such Territory). Such payment shall, if such CMI Affiliate shall so request on reasonable notice to such Unilever Affiliate, be made in the local currency of the relevant Territory at the closing mid-point spot rate of exchange between the euro and the relevant local currency quoted by Barclays Bank plc on the immediately preceding Business Day in London, England.

3.  (A)  Where during the term of this agreement the CMI Affiliate in any Territory does not meet the Base Year Sales for such Territory for any calendar year, such CMI Affiliate shall have the right, on 30 Business Days’ prior written notice to the Unilever Affiliate in such Territory, to require such Unilever Affiliate to pay to it some or all of the Additional Agency Fee for such Territory in accordance with this paragraph 3 (and subject to paragraph 1(B) above). Such payment shall, if such CMI Affiliate shall so request on reasonable notice to such Unilever Affiliate, be made in the local currency of the relevant Territory at the closing mid-point spot rate of exchange between the euro and the relevant local currency quoted by Barclays Bank plc on the immediately preceding Business Day in London, England.

(B)  The maximum amount of any such payment as may be requested by the relevant CMI Affiliate pursuant to paragraph 3(A) shall (save as otherwise provided in this paragraph 3) be equal to such percentage of the Local Additional Agency Fee for such Territory as is equal to the percentage of the Base Year Sales for such Territory and calendar year by which the Net Proceeds of Sale for such Territory and calendar year fell short of such Base Year Sales.

(C)  The Unilever Parties and their respective Affiliates shall not be obliged to make any payment to any CMI Affiliate in accordance with this paragraph 3 where the amount of such payment would be less than 10% of the Local Additional Agency Fee for such Territory.

(D)  Following the making of any payment by a Unilever Affiliate in accordance with this paragraph 3, the Base Year Sales for such Unilever Affiliate’s Territory shall be reduced to an amount equal to the Net Proceeds of Sale for such Territory for the calendar year for which such payment was made.

4.  Where the Unilever Parties or any of their respective Affiliates shall have made one or more payments to CMI or any of its Affiliates in accordance with paragraph 3 above in respect of a Territory, the aggregate amount of the Local Additional Agency Fee payable on termination of this agreement in respect of such Territory shall be reduced by an amount equal to the aggregate of all such payments. In the event that the amount so paid by the Unilever Parties or any of their respective Affiliates (together with such interest) exceeds the relevant Local Additional Agency Fee, the Unilever Parties and their respective Affiliates shall not be obliged to make any further payment in respect of the relevant Local Additional Agency Fee and CMI shall (on behalf of the relevant CMI Affiliates) pay an amount equal to such excess to the Unilever Parties (as trustees for each relevant Unilever Affiliate).

5.  Where on the termination of this agreement (whether in whole or only as regards one or more Territories) or otherwise any employee of CMI or any of its Affiliates shall (whether by operation of law or otherwise) become an employee of either of the Unilever Parties or any of their respective Affiliates or of any third party assuming (whether as agent of the Unilever Parties or otherwise) the responsibilities of CMI and its Affiliates under this agreement, the amount of the Additional Agency Fee (or any Local Additional Agency Fee) shall be reduced by an amount equal to the aggregate of the final annual salary of the affected employee plus pensions costs for such employee calculated on a basis consistent with that used for the purpose of determining the Base Agency Fee for the first year of the term of this agreement, multiplied by the relevant regional factor taken into account in determining the amount of the Local Additional Agency Fee for the relevant Territory, less an amount equal to the actual severance costs (if any) incurred by CMI or any relevant CMI Affiliate in connection with such transfer of the employment of such employee. Where in the case of any affected employee such costs vary significantly from year to year, such total annual cost will be deemed to be the average total annual cost of employing that employee (or, where he has been replaced, his predecessor) in the previous two financial years).

6.  Save for any amounts payable by the Unilever Parties or any of their respective Affiliates in accordance with clause 16, nothing in this agreement shall require the Unilever Parties or any of their respective Affiliates to pay to CMI or any of its Affiliates an aggregate amount on termination of this agreement through effluxion of time exceeding the Additional Agency Fee.

7.  The Unilever Parties and their respective Affiliates shall be entitled from time to time to set off against any payment of the Additional Agency Fee (or any Local Additional Agency Fee) an amount equal to the aggregate of:

(A)  any outstanding payment in respect of Net Proceeds of Sale owing to any relevant Unilever Affiliate (after allowing for set-off of any Agency Fee payable in respect thereof);

(B)  any other outstanding payment due to any relevant Unilever Affiliate under this agreement (including, without limitation, under clauses 9.9 and 16); and

(C)  any amount which the relevant Unilever Affiliate reasonably determines would or might be payable to it either in respect of any such Net Proceeds of Sale or otherwise under this agreement (including, without limitation, under clause 16).

IN WITNESS of which this document has been executed on the date which first appears on page 1 above.

Signed by	/s/ FRANCISCO SANCHEZ
for and on behalf of S.C. JOHNSON COMMERCIAL MARKETS, INC. for itself and as agent for each CMI Affiliate

Signed by	/s/ ROBERT LEEK
for and on behalf of UNILEVER N.V. for itself and as agent for each Unilever Affiliate

Signed by	/s/ ROBERT LEEK
for and on behalf of UNILEVER PLC for itself and as agent for each Unilever Affiliate